Exhibit 2

AGREEMENT
DATED 13 MARCH 2006
€16,100,000,000
CREDIT FACILITY
FOR
MERCK KOMMANDITGESELLSCHAFT AUF AKTIEN
ARRANGED BY
BEAR, STEARNS INTERNATIONAL LIMITED
DEUTSCHE BANK AG
GOLDMAN SACHS INTERNATIONAL
WITH
DEUTSCHE BANK LUXEMBOURG S.A.
as Facility Agent, Swingline Agent and Security Agent
ALLEN & OVERY
Allen & Overy LLP

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Schedule

1.	Original Lenders	109
2.	Conditions Precedent Documents	110
	Part 1 To be delivered before the First Request	110
	Part 2 For an Additional Obligor	112
3.	Form of Requests	113
	Part 1 Form of Term Loan/Revolving Credit Loan/Swingline Loan Request	113
	Part 2 Form of Term-out Request	115
4.	Calculation of the Mandatory Cost	116
5.	Form of Transfer Certificate	119
6.	Existing Security	121
7.	Form of Compliance Certificate	122
8.	Form of Accession Agreement	123
9.	Form of Resignation Request	124
10.	Material Subsidiaries	125
11.	Legal Reservations	127
12.	Confidentiality Agreement	129

Signatories		133

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THIS AGREEMENT is dated 13 March 2006
BETWEEN:
(1)	MERCK KOMMANDITGESELLSCHAFT AUF AKTIEN, a partnership limited by shares (Kommanditgesellschaft auf Aktien) incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under the number HRB 6164 and having its corporate seat at Darmstadt, Germany (the Company);

(2)	BEAR, STEARNS INTERNATIONAL LIMITED, DEUTSCHE BANK AG AND GOLDMAN SACHS INTERNATIONAL as mandated lead arrangers (in this capacity the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders) and/or as swingline lenders;

(4)	DEUTSCHE BANK LUXEMBOURG S.A. as facility agent (in this capacity the Facility Agent);

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as security agent (in this capacity the Security Agent); and

(6)	DEUTSCHE BANK LUXEMBOURG S.A. as swingline agent (in this capacity the Swingline Agent).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Agreement:

A Term Loan Final Maturity Date means:
(a)	the date falling one year after the date of this Agreement; or

(b)	if the maturity of the A Term Loan Facility is extended pursuant to Clause 2.9 (Term-out Option), the Term-out Maturity Date.
Accession Agreement means a letter, substantially in the form of Schedule 8 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.
Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.
Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.
Additional Obligor means an Additional Borrower or an Additional Guarantor.
Additional Undertaking Date means the date falling 12 months after the date of this Agreement unless, at that date:
(a)	the Company has repaid all A Term Loans outstanding in full from the proceeds of a cash capital increase; and

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(b)	the Company has raised a net total of at least €2,000,000,000 (or, if the cash capital increase referred to in (a) above was greater than the aggregate of the A Term Loans outstanding immediately prior to such capital increase (the difference being the Additional Capital Amount), an amount equal to €2,000,000,000 minus twice the Additional Capital Amount) from the issuance of a hybrid instrument with an equity credit of at least 50 % assigned to it by Moody’s and S&P.
Adjustment Loan means any B Term Loan and/or C Term Loan required in order to make the adjustments contemplated in Clause 11.6 (Mandatory prepayment following Final Settlement Date).
Administrative Party means an Arranger, the Facility Agent, the Swingline Agent or the Security Agent.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Agent means the Facility Agent, the Swingline Agent or the Security Agent as appropriate.
American Depositary Shares means the shares of the Target evidenced by American depositary receipts issued by JP Morgan Chase Bank at the request of the Target.
Availability Period means the period from and including the date of this Agreement to and including:
(a)	for a Term Loan, the relevant Term Loan Term Date; and

(b)	for a Loan under the Revolving Credit Facility, the Revolving Credit Term Date.
BidCo means Merck Vierte Allgemeine Beteiligungsgesellschaft mbH, a limited company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Darmstadt under the number HRB 8690 and having its corporate seat at Darmstadt, Germany.
BidCo DPLPA means a domination and profit and loss pooling agreement entered into or to be entered into between BidCo and Target under which BidCo is the dominating entity.
BidCo Loan Agreement means the up to €14,600,000,000 intercompany loan agreement entered into between the Company as lender and BidCo as borrower prior to the publication of the Offer Document (as defined in Clause 4.1 (Defined terms)) under which Offer Loans and other Term Loans borrowed by the Company are on lent to BidCo in order to enable BidCo to settle the purchase price for Shares acquired pursuant to the Offer Documents or otherwise when due and payable.
Borrower means the Company or an Additional Borrower.
Bracco Guarantee means the guarantee granted by the Company for an original amount of €366,545,159 (reduced to €108,035,975 as of 31 December 2005) in relation to a receivables purchase between the Company and a financial institution dated 21 May 2002 backed by a guarantee in the same amount in favour of the Company issued by a financial institution.
Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 28.3 (Break Costs).

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Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Frankfurt am Main, Luxembourg and:
(a)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day; or

(b)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency.
Cash means cash in hand or credit balances or amounts on deposit with a bank which is:
(a)	accessible by a member of the Group within 30 days; and

(b)	not subject to any Security Interest (other than one existing under the Security Documents or arising under the customary general business conditions of the relevant bank).
Cash Equivalents means at any time:
(a)	term deposits with an acceptable bank maturing within one year after the relevant date of calculation;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or any member state of the European Economic Area or by an instrumentality or agency of any of them having an equivalent credit rating which:
(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible to any other security;
(c)	open market commercial paper not convertible to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K. or any member state of the European Economic Area;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	Investments accessible within 30 days in money market funds which:
(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or
(e)	any other investment approved by the Majority Lenders,

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in each case, to which any member of the Group is legally and beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).
Commitment means a Term Loan Commitment, a Revolving Credit Commitment or a Swingline Commitment.
Company DPLPA means a domination and profit and loss pooling agreement entered into or to be entered into between the Company and BidCo, under which the Company is the dominating entity.
Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.
Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 12 (Confidentiality Agreement) or in any other form agreed between the Facility Agent and the Company.
Debt Securities Documents means any document to be entered into after the date of this Agreement by the Company or any other member of the Group pursuant to or in connection with the Debt Securities Notice pursuant to Clause 23.22 (Additional covenants).
Default means:
(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Environmental Approval means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from properties owned or used by any member of the Group.
Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any actual or alleged breach of or liability under any Environmental Law; and
Environmental Law means any applicable law, regulation or administrative act which relates to:
(i)	the pollution or protection of the environment;

(ii)	the harm to or the protection of human health;

(iii)	the conditions of the workplace; or

(iv)	any emission or substance capable of causing harm to any living organism or the environment.
EONIA means in relation to any Swingline Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Term of that Swingline Loan) the arithmetic mean of the rates per annum (rounded upwards to four decimal places) supplied to the Swingline

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Agent by each Reference Bank as its overnight interest rate for euro deposits in the European interbank Market, as of 7 p.m. (Brussels time) on a TARGET Day.
EURIBOR means for a Term of any Loan or overdue amount denominated in euro:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount (or if the Loan is requested after the Rate Fixing Day), the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day (or, if the Loan is requested after the Rate Fixing Day, as of 11.00 a.m. (Brussels time) on the day such Request is given) for the offering of deposits in euro for a period comparable to that Term.
euro and € means the single currency of the Participating Member States.
Event of Default means an event specified as such in Clause 24 (Default).
Existing Facility means the €1,000,000,000 multicurrency revolving and swingline credit facilities provided under a facility agreement entered into between, amongst others, the Company and Merck Finanz as original borrowers, the Company as guarantor, Deutsche Bank AG, Landesbank Hessen-Thüringen and SG Corporate & Investment Banking as mandated lead arrangers and Deutsche Bank Luxembourg S.A. as facility agent and swingline agent dated 3 May 2005.
Facility means a Term Loan Facility, a Revolving Credit Facility or a Swingline Facility.
Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Fall-Away-Conditions means both of the following:
(a)	a period of one year after the Final Settlement Date has elapsed; and

(b)	either:
(i)	(for the purposes of Clause 22.3 (Gearing), Clause 22.4 (Leverage), Clause 23.7 (Acquisitions) and Clause 24.19 (Material adverse change)) the long term rating of the Company assigned by Moody’s is not lower than Baa2 (stable) and the long term rating of the Company assigned by Standard & Poor’s is not lower than BBB (stable); or

(ii)	(for the purposes of Clause 25.17 (Release of Security)) the long term rating of the Company assigned by Moody’s not being lower than Baa3 (stable) and the long term rating of the Company assigned by Standard & Poor’s not being lower than BBB- (stable).

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Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.
Final Maturity Date means:
(a)	for the A Term Loan Facility, the A Term Loan Final Maturity Date;

(b)	for the B Term Loan Facility, the date falling three years after the date of this Agreement;

(c)	for the C Term Loan Facility, the date falling five years after the date of this Agreement; and

(d)	for the Revolving Credit Facility, the Revolving Credit Final Maturity Date.
Final Settlement Date means the date on which BidCo has fully and finally discharged its obligation pursuant to the Offer Documents to pay the purchase price for any Shares to a seller of Shares who has accepted the Offer, being no earlier than the Unconditional Date.
Finance Document means:
(a)	this Agreement;

(b)	a Security Document;

(c)	the Syndication Letter;

(d)	a Fee Letter;

(e)	a Transfer Certificate;

(f)	an Accession Agreement;

(g)	a Resignation Request; or

(h)	any other document designated as such by the Facility Agent and the Company.
Finance Party means a Lender or an Administrative Party.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent) (Finanzierungswechsel);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any issued shares which are by their terms of issue redeemable at the option of the issuer and/or the shareholder;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment:
(i)	is arranged primarily as a method of raising finance or financing the acquisition of that asset or the construction of that asset; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;
(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs, provided that none of the items above shall be taken into account twice when calculating Financial Indebtedness.
First Settlement Date means the date on which BidCo has fully and finally discharged its obligations owed to the sellers of Shares who have accepted the Offer during the Offer Period (Annahmefrist) pursuant to Section 16 paragraph 1 of the German Takeover Act (WpÜG).
Fitch means Fitch Ratings Limited or any successor to its rating business.
GAAP means:
(a)	in relation to any consolidated financial statements of the Company, IFRS; and

(b)	in relation to the unconsolidated financial statements of the Company, and the unconsolidated and consolidated financial statements of any other Obligor, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation.
General Syndication Date means the date on which the Facility Agent notifies the Company that general syndication of the Facilities has been completed.
Group means the Company and its Subsidiaries.
Guarantor means the Company or an Additional Guarantor.
Hazardous Substance means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may reasonably be expected to be harmful to human health or other life or the environment or that may reasonably be expected to make the use or ownership of any affected land or property more costly.
Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

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IAS means the accounting standards generally accepted from time to time under principles promulgated by the International Accounting Standards Board.
IBOR means LIBOR or EURIBOR.
IFRS means the International Financial Reporting Standards, incorporating IAS.
Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Information Memorandum means (as and when agreed between the Company and the Arrangers) an information memorandum relating to the Merck Group, the Target Group and the transactions contemplated in the Transaction Documents for use in connection with the syndication of the Facilities (including any appendices and/or attachments).
Legal Reservations means the reservations and qualifications as to matters of law as set out in Schedule 11 (Legal Reservations) and, in respect of any Additional Guarantor incorporated outside Germany, the reservations and qualifications as to matters of law set out in the local law legal opinion delivered to the Facility Agent upon the accession of that Additional Guarantor to this Agreement.
Lender means:
(a)	an Original Lender; or

(b)	any person which becomes a Party after the date of this Agreement in accordance with Clause 31.3 (Procedure for transfers (Vertragsübernahme)).
LIBOR means for a Term of any Loan or overdue amount denominated in any currency other than euro:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount or if the Loan (other than a Loan denominated in Sterling) is requested after the Rate Fixing Day, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Rate Fixing Day (or, if the Loan is requested after the Rate Fixing Day, as of 11.00 a.m. (London time) on the day such Request is given) for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

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Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Loan Adjustment Date means a date falling after the Final Settlement Date which is the earlier of:
(a)	31 October 2006; and

(b)	the date falling five Business Days prior to the date on which the Company expects to receive the proceeds from a capital increase (which has been notified to the Facility Agent pursuant to Clause 21.4 (Information — miscellaneous)), provided that if a capital increase of the Company is implemented before the Final Settlement Date, the Loan Adjustment Date determined in accordance with this definition shall be the date falling 10 Business Days after the Final Settlement Date.
Loan Adjustment Notification Date means a date falling five Business Days before the Loan Adjustment Date.
Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.
Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).
Margin means the rate per annum calculated in accordance with Clause 12.3 (Margin adjustments).
Market Purchase means a purchase of Shares on a stock exchange (börslich).
Material Adverse Effect means a material adverse effect on or material adverse change in:
(a)	the financial condition, assets or business of the Company (consolidated or unconsolidated) or the Group as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under any Finance Document and/or the ability of the Company to comply with any provision of Clause 22 (Financial Covenants);

(c)	the validity, legality or enforceability of any Finance Document.
Material Subsidiary means, at the date of this Agreement, any member of the Group listed in Schedule 10 (Material Subsidiaries) and, at any time thereafter, each Subsidiary of the Company if such Subsidiary’s gross assets or turnover contribute 1 per cent. or more of the gross assets or turnover of the Group.

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For this purpose:
(a)	subject to paragraph (b) below:
(i)	the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;
(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:
(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;
(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its unconsolidated financial statements (excluding intra-group items);

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Company or already a Material Subsidiary) will immediately become a Material Subsidiary;

(e)	a Subsidiary of the Company (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Material Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company and based on the latest financial statements of the relevant Subsidiaries as at that date;

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Material Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above;

(g)	each Holding Company of any Material Subsidiary determined in accordance with the above provisions shall be deemed to be a Material Subsidiary (excluding the Company).
If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.
Maturity Date means the last day of the Term of a Revolving Credit Loan or a Swingline Loan.
Merck Finanz means Merck-Finanz AG, a wholly owned Subsidiary of the Company incorporated in Luxembourg and registered with the Luxembourg register of trade and companies under the number B 9108 and having its registered office at 69 route d’Esch, L2593 Luxembourg.
Merck Group means the Company and each of its Subsidiaries, excluding any Subsidiary which is a member of the Target Group.

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Merck OHG means E. Merck oHG, a general commercial partnership (offene Handelsgesellschaft) established under the laws of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under the number HRA 3614 and having its corporate seat at Darmstadt, Germany.
Moody’s means Moody’s Investors Service Limited or any successor to its rating business.
Obligor means a Borrower or a Guarantor.
Off-Market Purchase means a purchase of Shares outside the Offer which is not a Market Purchase and where the purchase price per Share does not exceed the price per Share in the Offer Documents at the Unconditional Date (or any higher price agreed by the Arrangers pursuant to Clause 4.8 (Increase in Share Price)).
Offer means the voluntary public cash tender offer for the Shares made by BidCo to shareholders of the Target (including the holders of American Depositary Shares) (Freiwilliges öffentliches Übernahmeangebot (Barangebot)), as that offer may be amended in a manner allowed under this Agreement.
Offer Documents has the meaning given to that term in Clause 4 (The Offer).
Offer Expiry Date means the date upon which the Offer lapses or terminates. For the avoidance of doubt, if the Offer conditions are or may be satisfied, the mere expiry of the Offer period under or in relation to the Offer does not constitute a lapse or termination of the Offer.
Offer Loan means any Loan the purpose of which is to finance the acquisition of Shares under the Offer (excluding any Loan which finances Market Purchases or Off-Market Purchases) and any related costs and expenses.
Original Financial Statements means the audited consolidated and unconsolidated financial statements of the Company, each for the year ended 31 December 2005.
Original Obligor means the Company.
Parallel Obligations has the meaning given to that term in Clause 2.7 (Parallel Debt).
Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.
Party means a party to this Agreement.
Permitted Financial Indebtedness means:
(a)	Financial Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(b)	Financial Indebtedness incurred under the Finance Documents;

(c)	Financial Indebtedness created or permitted to exist with the consent of the Majority Lenders;

(d)	Financial Indebtedness in respect of loans provided by an Obligor;

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(e)	Financial Indebtedness the proceeds of which are applied in prepayment of the Term Loans in accordance with Clause 11.4 (Mandatory prepayment – fundraising and dividends);

(f)	Financial Indebtedness of Merck Finanz arising under the €500,000,000 bond issued by it in 2005 maturing in 2012;

(g)	Financial Indebtedness in respect of any derivative transactions entered into by any member of the Group in connection with the protection against any fluctuation in any rate or price in the ordinary course of business and not for speculative purposes;

(h)	Financial Indebtedness arising as a result of a member of the Group’s participation in the Company’s cash pooling system or a member otherwise borrowing from another member of the Group provided that, prior to the end of the Clean-Up Period (as defined in Clause 4.1 (Defined terms)), no member of the Target Group may borrow from a member of the Merck Group by way of participation in the cash pooling system operated by the Merck Group or otherwise; and

(i)	Financial Indebtedness not already referred to in paragraphs (a) to (h) (inclusive) above in an aggregate maximum amount, at any time outstanding, of:
(i)	prior to the end of the Clean-Up Period, €100,000,000 for Financial Indebtedness described in paragraphs (f), (g) or (i) of the definition of Financial Indebtedness in Clause 1.1 (Definitions) or in paragraphs (j) or (k) of that definition (to the extent that those items relate to underlying Financial Indebtedness of a type referred to in paragraphs (f), (g) or (i) of that definition), and €750,000,000 for any type of Financial Indebtedness; and

(ii)	thereafter €150,000,000 for Financial Indebtedness described in paragraphs (f), (g) or (i) of the definition of Financial Indebtedness in Clause 1.1 (Definitions) or in paragraphs (j) or (k) of that definition (to the extent that those items relate to underlying Financial Indebtedness of a type referred to in paragraphs (f), (g) or (i) of that definition), and €1,000,000,000 for any type of Financial Indebtedness, provided that the maximum amount may be exceeded by reason of existing Financial Indebtedness of any person which becomes a member of the Group for a period of six months after such person becoming a member of the Group.
Pro Rata Share means:
(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:
(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

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(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.
For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.
Rate Fixing Day means:
(a)	the second TARGET Day before the first day of a Term for a Loan denominated in euro;

(b)	the first day of a Term for a Loan denominated in Sterling; or

(c)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro and Sterling), or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.
Reference Banks means the Deutsche Bank Luxembourg S.A. and any other bank or financial institution appointed as such by the Facility Agent (in consultation with the Company) under this Agreement.
Repeating Representations means at any time the representations and warranties which are then expressly made or deemed to be repeated under Clause 20.24 (Repetition).
Request means a request for a Loan, substantially in the form of Part 1 of Schedule 3 (Form of Requests).
Resignation Request means a letter in the form of Schedule 9 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.
Revolving Credit Commitment means:
(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Revolving Credit Commitments and the amount of any other Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Revolving Credit Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.
Revolving Credit Facility means the revolving credit facility made available under this Agreement.
Revolving Credit Final Maturity Date means the date falling five years after the date of this Agreement.
Revolving Credit Loan means a Loan (other than a Swingline Loan) under the Revolving Credit Facility and identified as such in its Request.
Revolving Credit Term Date means the Revolving Credit Final Maturity Date.
Rollover Loan means one or more Revolving Credit Loans:
(a)	to be made on the same day that a maturing Revolving Credit Loan is due to be repaid;

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(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Loan;

(c)	in the same currency as the maturing Revolving Credit Loan; and

(d)	to be made to the same Borrower for the purpose of refinancing a maturing Revolving Credit Loan.
S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.
Screen Rate means:
(a)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union;

(b)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(c)	for EONIA, the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.
Security Document means:
(a)	each of the Share Pledges;

(b)	the Security Trust Agreement; and

(c)	any other document governed by German law evidencing or creating a Security Interest or a guarantee or indemnity to secure any obligation of any Obligor to a Finance Party under the Finance Documents.
Security Interest means any mortgage, pledge, lien, charge, assignment for security purposes, transfer of title for security purposes or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Trust Agreement means the security trust agreement (Sicherheitentreuhandvertrag) to be entered into after the date of this Agreement between the Company and BidCo as security grantors, the Security Agent, and the other Finance Parties as beneficiaries.
Share means an issued share, including any issued share registered on a US national securities exchange, including, without limitation the American Depositary Shares, in the capital of the Target (including any shares of the Target issued or to be issued whilst the Offer remains open for acceptance and including any shares of the Target owned directly or indirectly by the Target).
Share Pledges means each security document creating a first-ranking Security Interest over:
(a)	the entire issued share capital of BidCo; and

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(b)	the Shares (other than any Share registered on a US national securities exchange, including, without limitation the American Depository Shares) owned by any member of the Merck Group.
Simple Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 50 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 50 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 50 per cent. or more of the Total Commitments immediately before the reduction.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise provided that for the purposes of ascertaining whether an entity is a Subsidiary of the Company an entity shall not be treated as being controlled directly or indirectly by the Company if the Company can only direct the management and the policies of such entity jointly with another person (which is not a member of the Group) and such entity is not fully consolidated in the consolidated financial statements of the Company.
Super Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 80 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 80 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 80 per cent. or more of the Total Commitments immediately before the reduction.
Surety means any guarantee, suretyship, indemnity, acceptance of a bill of exchange or entry into any other arrangement or agreement by which a person accepts personal liability for the fulfilment of obligations other than its own liabilities.
Swingline Affiliate means an Affiliate of a Swingline Lender.
Swingline Commitment means:
(a)	in the case of a Swingline Lender on the date of this Agreement, the amount in euro set opposite its name in Schedule 1 (Original Lenders) under the heading Swingline Commitments and the amount of any other Swingline Commitment it acquires; or

(b)	for any other Swingline Lender, the amount of any Swingline commitment it acquires, to the extent not transferred, cancelled or reduced under this Agreement.

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Swingline Facility means the swingline facility made available under this Agreement, forming part of and operating as sub-limit under the Revolving Credit Facility with an amount of up to €500,000,000 in the aggregate.
Swingline Lender means:
(a)	an Original Lender or an Affiliate of an Original Lender listed in Schedule 1 (Original Lenders) as a swingline lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement.
Swingline Loan means a Loan under the Swingline Facility and identified as such in its Request.
Swiss Franc means the legal currency of Switzerland.
Syndication Date means the date on which the Facility Agent notifies the Company that initial syndication of the Facilities has been or is to be completed.
Syndication Letter means the syndication letter entered into on or about the date of this Agreement between the Company and the Arrangers.
Target means Schering Aktiengesellschaft, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg under the number HRB 283B and having its corporate seat at Berlin, Germany.
TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.
Target Group means Target and its Subsidiaries.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.
Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.
Term Loan means a Loan under a Term Loan Facility and when designated A, B or C a Loan under the Term Loan Facility so designated.
Term Loan Commitment means:
(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Term Loan Commitments and designated A Term Loan, B Term Loan or C Term Loan and the amount of any other Term Loan Commitment so designated which it acquires; and

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(b)	for any other Lender, the amount of any other Term Loan Commitment so designated which it acquires, in each case to the extent not cancelled, transferred or reduced under this Agreement.
Term Loan Facility means:
(a)	the term loan facility referred to in Clause 2.1 (the A Term Loan Facility);

(b)	the term loan facility referred to in Clause 2.2 (the B Term Loan Facility); or

(c)	the term loan facility referred to in Clause 2.3 (the C Term Loan Facility).
Term Loan Term Date means the earlier of:
(i)	31 October 2006;

(ii)	the Loan Adjustment Date; and

(iii)	the Offer Expiry Date.
Term-out Date means the date falling 12 months after the date of this Agreement. Term-out Maturity Date means the date falling 364 days after the Term-out Date.
Term-out Option means the Company’s option to postpone repayment of the A Term Loan Facility until the Term-out Maturity Date, as more particularly described in Clause 2.9 (Term-out Option).
Term-out Request means a request made by the Company to exercise the Term-out Option substantially in the form of Part 2 of Schedule 3 (Form of Requests).
Third Party Disposal means the disposal of all the shares in a Guarantor to a person which is not a member of the Group where that disposal is permitted under Clause 23.6 (Disposals) or made with the approval of all Lenders.
Total Commitments means the aggregate of the Commitments of all the Lenders including, without double counting, the Total Swingline Commitments.
Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders.
Total Swingline Commitments means the aggregate of the Swingline Commitments of all the Swingline Lenders.
Total Term Loan Commitments means when designated A, B, or C the aggregate of the Term Loan Commitments of all the Lenders bearing that designation.
Transaction Document means:
(a)	the Finance Documents;

(b)	the Offer Documents; and

(c)	the BidCo Loan Agreement.

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Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.
U.K. means the United Kingdom.
Unconditional Date means the date on which each of the conditions in the Offer Document is satisfied or (subject to compliance with this Agreement) waived, but not earlier than the last day of the offer period (Annahmefrist) pursuant to § 16 of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG), as extended by operation of law.
US Dollar means the legal currency of the United States of America.
Utilisation Date means each date on which a Facility is utilised.
1.2	Construction

(a)	The following definitions have the meanings given to them in Clause 22 (Financial Covenants):
(i)	Consolidated EBITDA;

(ii)	Consolidated Equity;

(iii)	Consolidated Gross Debt;

(iv)	Consolidated Total Net Debt; and

(v)	Measurement Period.
(b)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	acting in concert is to be construed as “gemeinsam handelnde Personen” as defined in §2 paragraph 5 of the German Takeover Act (WPÜG);

(ii)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	gross negligence means grobe Fahrlässigkeit, and wilful misconduct means Vorsatz;

(vii)	indebtedness includes any obligation (whether present or future, actual or contingent and whether incurred as principal or as surety) for the payment or repayment of money;

(viii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

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(ix)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)	promptly is to be construed as “unverzüglich” (without undue delay) as contemplated in the first paragraph of Section 121 of the German Civil Code (Bürgerliches Gesetzbuch)

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	repay (or any of its derivative forms) includes prepay (or any of its derivative forms);

(xiii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiv)	a Default (other than an Event of Default) being outstanding means that it has not been remedied or waived and an Event of Default being outstanding means that it has not been waived (and, for this purpose only, a breach of Clause 22 (Financial Covenants) shall be deemed waived on a subsequent testing date if a Compliance Certificate is duly delivered showing compliance with the relevant provisions of Clause 22 (Financial Covenants) on that subsequent testing date, provided that nothing herein shall be read so as to restrict the rights of any Finance Party in respect of a breach of Clause 22 (Financial Covenants) prior to the delivery of a satisfactory Compliance Certificate on such later testing date);

(xv)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xvi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xvii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xviii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xix)	a time of day is a reference to Luxembourg time.
(c)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

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(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(d)	No consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.
(e)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.
(f)	The headings in this Agreement do not affect its interpretation.
1.3	Interpretation and construction
This Agreement is made in the English language only. For the avoidance of doubt, the English language version shall to the extent legally permissible prevail over any translation of this Agreement. However, where a German legal term or concept is used in any Finance Document governed by German law, such German law legal term or concept (and not the English legal term or concept to which it relates) shall be authoritative for the construction. Where an English legal term or concept is used in any Finance Document governed by German law, the related German legal term or concept shall be authoritative for the purpose of construction, unless specifically provided otherwise.
2.	FACILITIES
2.1	A Term Loan Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the A Total Term Loan Commitments.
2.2	B Term Loan Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the B Total Term Loan Commitments.
2.3	C Term Loan Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the C Total Term Loan Commitments.

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2.4	Revolving Credit Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility (incorporating, as an option, the Swingline Facility) in an aggregate amount equal to the Total Revolving Credit Commitments.
2.5	Swingline Facility
Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a euro swingline facility in an aggregate amount equal to the Total Swingline Commitments, forming part of and operating as a sub-limit under the Revolving Credit Facility, in an amount equal to the Total Swingline Commitments.
2.6	Nature of a Finance Party’s rights and obligations
Unless otherwise agreed by all the Parties:
(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.
2.7	Parallel Debt
For the purposes of taking and ensuring the continuing validity of Security Interests purported to be created under those Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany and such other jurisdictions as the Facility Agent and the Company (each acting reasonably) may agree (the Parallel Debt Security), notwithstanding any contrary provision in any Finance Document:
(a)	each Obligor undertakes (such undertakings being the Parallel Obligations) to pay to the Security Agent amounts equal to all present and future amounts (the Original Obligations) owing by it to a Finance Party under any Finance Document;

(b)	the Security Agent shall have its own independent right to demand payment of the Parallel Obligations;

(c)	the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Finance Parties shall have an independent right to demand payment;

(d)	notwithstanding paragraphs (b) and (c) above, payment by an Obligor of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding

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Original Obligations owing to the relevant Finance Parties and payment by an Obligor of its Original Obligations to the relevant Finance Parties shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Security Agent;
(e)	the Parallel Obligations are owed to the Security Agent in its own name and the Parallel Debt Security shall secure the Parallel Obligations so owing;

(f)	without limiting or affecting the Security Agent’s right to protect, preserve or enforce its rights under any Security Document, the Security Agent undertakes to each Finance Party not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Finance Party;

(g)	the Facility Agent undertakes to distribute to the Finance Parties an amount equal to any amounts collected or received by the Security Agent which it has applied in reduction of the Parallel Obligations in accordance with the terms of this Agreement as if the Original Obligations had not been discharged; and

(h)	any claim arising under this Clause 2.7 (Parallel Debt) shall become time barred (verjährt) 10 years after the date of this Agreement.
2.8	Security Agent as Joint and Several Creditor
(a)	Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint and several creditor (Gesamtgläubiger) (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties (other than the Security Agent) under the Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to either the Security Agent or a Finance Party (other than the Security Agent) shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under, or to enforce any Security Document as contemplated by, this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).
2.9	Term-out Option
(a)	The Company may, subject to the conditions precedent that on both the date of the Term-out Request and the Term-out Date:
(i)	the Repeating Representations are true and correct in all material respects; and

(ii)	no Default is outstanding or would result from the exercise of the Term-out Option, exercise the Term-out Option by giving to the Facility Agent a duly completed Term-out Request. The giving of the Term-out Request constitutes the exercise of the Term-out Option by the Company.

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(b)	A Term-out Request shall not be valid unless:
(i)	it is given on a Business Day falling at least 30 but not more than 60 Business Days prior to the Term-out Date, or if such date is not a Business Day, the immediately preceding Business Day; and

(ii)	it specifies those A Term Loans that will be subject to the Term-out Option.
(c)	The Term-out Option may only be exercised once. A duly completed Term-out Request received by the Facility Agent is irrevocable.

(d)	The Company must pay a Term-out fee in accordance with Clause 27.5 (Term-out Option Fee).

(e)	Subject to compliance with the provisions of paragraphs (a) to (d) (inclusive) above, the Term-out Option shall be validly exercised and take effect on and from the Term-out Date such that the A Term Loan Final Maturity Date shall be extended to the Term-out Maturity Date for those A Term Loans specified in the Term-out Request.
3.	PURPOSE

3.1	Term Loans
        Each Term Loan may only be used in or towards:
(a)	making a loan to BidCo so that BidCo can make payment of the purchase price for the Shares pursuant to the Offer or in respect of Market Purchases or Off-Market Purchases;

(b)	refinancing any amount outstanding under the Existing Facility as at the Unconditional Date in an aggregate amount not exceeding the aggregate purchase price paid by the Company prior to the Unconditional Date for Shares acquired other than under the Offer;

(c)	the making of any Adjustment Loan; and

(d)	payment of fees, costs and expenses (including advisory fees and transaction costs) in an aggregate amount not exceeding €200,000,000 incurred in connection with the purchase of the Shares.
3.2	Revolving Credit Loans
        Each Revolving Credit Loan may only be used:
(a)	for the general corporate purposes of the Group (excluding any direct or indirect financing of the purchase of Shares); and

(b)	to refinance any borrowings of the Merck Group under the Existing Facility which are outstanding after the refinancing at Clause 3.1(b) above.
3.3	Swingline Loans
Each Swingline Loan may only be used for the purposes of liquidity back-up. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.
3.4	No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of a Facility.

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4.	THE OFFER

4.1	Defined terms
In this Subclause:
BaFin means the Bundesanstalt für Finanzdienstleistungsaufsicht.
Certain Funds Letter means the letter to be issued by Deutsche Bank AG on the date of dispatch of the Offer Document to BaFin pursuant to § 13 of the German Takeover Act (WpÜG), stating that BidCo has taken the necessary steps to ensure that it will have sufficient funds to settle the Offer when the consideration under the Offer will fall due (Finanzierungsbestätigung).
Certain Funds Period means the period beginning on the date of this Agreement and ending on the earlier of (i) the date falling 15 Business Days after the Unconditional Date, (ii) 31 October 2006 and (iii) the Offer Expiry Date.
Clean-Up Period means the period commencing on the Unconditional Date and ending on the date on which the BidCo DPLPA is effective.
Major Breach means a breach of:
(a)	Clause 23.4 (Negative pledge) but only in respect of the Company or BidCo; or

(b)	Clause 23.6 (Disposals).
Major Default means any of the following Events of Default:
(a)	Clause 24.2 (Non-payment);

(b)	Clause 24.4 (Offer default);

(c)	Clause 24.5 (Other obligations) but only insofar as it relates to a Major Breach;

(d)	Clause 24.6 (Misrepresentation) but only insofar as it relates to a Major Representation; or

(e)	Clauses 24.9 (Insolvency) and 24.10 (Insolvency proceedings).
Major Representation means any of the following representations contained in this Agreement:
(a)	Clause 20.2 (Status);

(b)	Clause 20.3 (Binding obligations) but only in respect of the Finance Documents;

(c)	Clause 20.4 (Non-conflict with other obligations) but only in respect of the Finance Documents;

(d)	Clause 20.5 (Power and authority) but only in respect of the Finance Documents;

(e)	Clause 20.6 (Authorisations obtained);

(f)	Clause 20.7 (Governing law and enforcement); and

(g)	Clause 20.21 (Offer).

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Offer Document (Angebotsunterlage) means the offer document or documents issued or to be issued by BidCo to shareholders of the Target in respect of the Offer.
Press Release means the release to be made by BidCo announcing the Offer pursuant to § 10 of the German Takeover Act (WpÜG) (Veröffentlichung der Entscheidung zur Abgabe eines Angebots).
4.2	Press releases
(a)	The Company must procure that, if and when BidCo issues the Press Release, it is issued in the form agreed under Clause 4.3(b)(i) (Additional conditions precedent).

(b)	Unless required by any law or regulation the Company must not and must procure that BidCo does not make any statement or announcement (other than the Press Release) containing any information or statement concerning the Finance Documents or the Finance Parties without the prior approval of the Arrangers provided that the information expressly contained in the Press Release concerning the Finance Documents or the Finance Parties may be publicly used by the Company and/or BidCo subsequent to BidCo having issued such Press Release in accordance with paragraph (a) above. The approval of the Arrangers must not be unreasonably withheld or delayed.
4.3	Additional conditions precedent
(a)	A Request for an Offer Loan may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 Part 1 (Conditions Precedent Documents) and paragraph (b) below in each case in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(b)	The documents and evidence referred to in paragraph (a) above are as follows:
(i)	the Press Release, substantially in the form agreed by the Facility Agent prior to the Press Release being issued;

(ii)	the Offer Document, in a form agreed by the Arrangers as to information or statements made in respect of the Finance Documents and the Finance Parties prior to dispatch of the Offer Documents to BaFin;

(iii)	a copy of any amendment to the Offer Document;

(iv)	a certificate from the Company confirming that:
(A)	the purchase price has fallen due under the Offer Documents;

(B)	no material term or condition of the Offer has been waived or amended in any respect which constitutes a breach of this Clause 4 (The Offer); and

(C)	the Company has not agreed any arrangements with any governmental, regulatory or similar authority in order to satisfy any term or condition of the Offer without the consent of the Majority Lenders, unless, such arrangements are not likely to be materially prejudicial to their interests;
(v)	evidence that all necessary filings have been made, clearances have been obtained, or relevant waiting or other time periods under any applicable law or regulation of any jurisdiction (including any antitrust clearances) have expired, lapsed or terminated and all other necessary authorisations in connection with the Offer have been obtained.

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4.4	Certain Funds
(a)	Notwithstanding any term of this Agreement, during the Certain Funds Period no Lender is entitled to:
(i)	refuse to participate in or make available any Offer Loan or any Revolving Credit Loan made to refinance the Existing Facility;

(ii)	cancel any A Term Loan, B Term Loan or C Term Loan Commitment or any Revolving Credit Commitment in respect of a refinancing of the Existing Facility;

(iii)	exercise any right of rescission or similar right or remedy which it may have in relation to any Offer Loan or any Revolving Credit Loan made to refinance the Existing Facility; or

(iv)	accelerate or cause repayment of or set-off any claim of a Borrower against the obligation of a Lender to make any Offer Loan or any Revolving Credit Loan made to refinance the Existing Facility, except as provided below in this Subclause.
(b)	Paragraph (a) does not apply if the entitlement arises because:
(i)	the Company has not delivered all of the documents required under this Clause 4 or Part 1 of Schedule 2 (Conditions Precedent Documents) (other than item E.1 of Part 1 of Schedule 2) in form and substance satisfactory to the Facility Agent;

(ii)	a Major Representation is not correct or will not be correct immediately after the Offer Loan is made;

(iii)	a Major Default is outstanding or will result from the making of the Offer Loan or a Revolving Credit Loan made to refinance the Existing Facility provided that any rights the Lenders would have under Clause 24 (Default) upon expiry of the Certain Funds Period as a result of an Event of Default (not constituting a Major Default) which has occurred during the Certain Funds Period shall be disregarded when determining whether an Event of Default set out in Clause 24.10(a) (Insolvency Proceedings) would result from the making of the Offer Loan or a Revolving Credit Loan and shall not give rise to any right of any Lender not to participate in any such Loan;

(iv)	an unlawful distribution referred to in Clause 11.3 (Unlawful Distributions (Unerlaubte Entnahme)) has been made after 31 December 2005; or

(v)	the Lender is prohibited by law (in particular embargo rules) to provide financing to the Borrowers.
(c)	Nothing in this Subclause will affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

(d)	Section 490, first paragraph of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply during the Certain Funds Period.

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4.5	Clean-Up Period
(a)	Notwithstanding any term of this Agreement but subject to paragraph (b) below, during the Clean-Up Period references to the Group or any member of the Group in the following Subclauses will not include any company which is a member of the Target Group as at the Unconditional Date:
(i)	Clause 20.17 (Licences);

(ii)	Clause 20.18 (Environmental laws and licenses);

(iii)	Clause 20.19 (Environmental releases);

(iv)	Clause 21.1 (Financial statements);

(v)	Clause 21.4 (Information — miscellaneous);

(vi)	Clause 23.4 (Negative pledge);

(vii)	Clause 23.6 (Disposals);

(viii)	Clause 23.7 (Acquisitions);

(ix)	Clause 23.8 (Merger);

(x)	Clause 23.10 (Insurance);

(xi)	Clause 23.14 (Change of fiscal year);

(xii)	Clause 23.15 (Guarantees);

(xiii)	Clause 23.16 (Loans out);

(xiv)	Clause 23.17 (Subsidiary indebtedness);

(xv)	Clause 24.7 (a) and (c) through (e) (each inclusive) (Cross default); and

(xvi)	Clause 24.8 (Adverse judgement),
provided that the Company shall and shall procure that each member of the Merck Group shall use commercially and legally reasonable efforts (wirtschaftlich und rechtlich zumutbare Anstrengungen) (which, for the avoidance of doubt, are in the absence of a domination agreement limited to those rights a shareholder can exercise in compliance with applicable law) to ensure compliance with the provisions of the Clauses referred to above by any member of the Target Group as if any reference to the Group or a member of the Group included any company which is a member of the Target Group.
(b)	Paragraph (a) above shall not apply:
(i)	if and to the extent any member of the Merck Group which is a direct or indirect shareholder of the Target is in a position to procure compliance by the relevant member of the Target Group with the provisions of the Clauses referred to in paragraph (a) above in whole or in part by virtue of any matter contemplated in any of these provisions requiring shareholder approval of the shareholders of the Target and/or supervisory board approval of the supervisory board of the Target;

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(ii)	where non-compliance by any member of the Target Group with the provisions of the Clauses referred to in paragraph (a) above has been procured or approved by any member of the Merck Group; or

(iii)	where non-compliance by any member of the Target Group with the provisions of the Clauses referred to in paragraph (a) above results in or is reasonably likely to result in a material adverse effect on the ability of any Obligor to perform any of its payment obligations under any Finance Document.
(c)	After the end of the Clean-Up Period references to the Group or any member of the Group in the following Subclauses will not include any company which is a member of the Target Group as at the Unconditional Date:
(i)	for a period of 3 months after the end of the Clean-Up Period with respect to Clause 20.17 (Licences), Clause 23.15 (Guarantees), Clause 23.16 (Loans out), Clause 23.17 (Subsidiary indebtedness) and in respect of any member of the Target Group other than Target and any financing Subsidiary of Target Clause 24.7(a) and (c) through (e) (each inclusive) (Cross default);

(ii)	for a period of 6 months after the end of the Clean-Up Period with respect to Clause 20.18 (Environmental laws and licences), Clause 20.19 (Environmental releases) and Clause 23.4 (Negative pledge);

(iii)	for a period of 1 month after the end of the Clean-Up Period with respect to Clause 21.1 (Financial statements), Clause 21.4 (Information — miscellaneous), Clause 23.6 (Disposals), Clause 23.7 (Acquisitions), Clause 23.8 (Merger), Clause 23.10 (Insurance), in respect of Target and any financing Subsidiary of Target only Clause 24.7 (a) and (c) through (e) (each inclusive) (Cross default) and Clause 24.8 (Adverse judgement); and

(iv)	with respect to Clause 23.7 (Acquisitions) and Clause 23.8 (Merger), for any transaction that has been entered into prior to the end of the Clean-Up Period where the relevant member of the Target Group is legally obliged to complete the relevant transaction at a date falling on or after the end of the Clean-Up Period, provided that the Company shall and shall procure that each member of the Merck Group shall continue to use its reasonable best efforts to ensure compliance with the provisions of the Clauses referred to above by any member of the Target Group as if any reference to the Group or a member of the Group included any company which is a member of the Target Group.
4.6	Information
The Company must promptly supply to the Facility Agent:
(a)	copies of all documents, notices or announcements received or issued by it and/or BidCo in relation to the Offer; and

(b)	any other information regarding the Offer, including its progress, as the Facility Agent may reasonably request.
4.7	Mandatory offer
The Company must ensure that no member of the Group is obliged to make a mandatory offer for all or any Shares in any jurisdiction.

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4.8	Increase in Share Price
The Company must ensure that the purchase price per Share does not (automatically or as a result of any action by BidCo or otherwise) increase, except with the prior written consent of the Arrangers, above the purchase price per Share specified in the Press Release.
4.9	Level of Acceptances
(a)	The Company must ensure that BidCo except with the prior written consent of the Arrangers does not waive or amend the acceptance condition of the Offer if as a result of such waiver or amendment it would be possible for BidCo and persons acting in concert with BidCo who are members of the Merck Group owning fifty per cent. (50%) or less of the Shares, immediately after the First Settlement Date.

(b)	The Company must ensure that BidCo except with the prior written consent of the Arrangers does not include in the circle of parties acting in concert with BidCo persons which are not members of the Merck Group unless it is ensured that BidCo and/or the Company will together own more than 50% of the Shares no later than immediately after the First Settlement Date.
4.10	Conduct of the Offer
(a)	The Company must ensure that BidCo does not waive or amend any condition of the Offer without the consent of the Majority Lenders if such waiver or amendment could reasonably be expected to be materially prejudicial to the interests of the Finance Parties.

(b)	If the Company becomes aware of any event which, if not waived, would result in the lapse of the Offer or the Offer conditions becoming unable to be fulfilled, the Company must promptly notify the Facility Agent. If the Majority Lenders inform the Company that, in their opinion, the event could reasonably be expected to materially prejudice the Finance Parties, the Company must ensure that BidCo does not waive that condition or treat it as fulfilled and must declare that the Offer has lapsed at the earliest opportunity.

(c)	Paragraphs (a) and (b) above do not override any restrictions in Clauses 4.8 (Increase in Share Price) or Clause 4.9 (Level of Acceptances). Clause 4.8 (Increase in Share Price) and Clause 4.9 (Level of Acceptances) override any restriction in paragraphs (a) and (b) above.

(d)	The Company shall procure that, until the Term Loan Term Date, BidCo utilises any amounts borrowed by BidCo from the Company under the BidCo Loan Agreement exclusively in or towards the payment of the purchase price for Shares or related costs.
4.11	Offer indemnity
(a)	In this Subclause, relevant litigation means any litigation proceeding, arising, pending or threatened against a Finance Party in connection with or arising out of it arranging and/or financing and/or acting as an agent in relation to the financing of the Offer (whether or not made).

(b)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of any relevant litigation (other than to the extent that any loss or liability is caused by that Finance Party’s gross negligence or wilful misconduct).

(c)	A Finance Party must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

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(d)	A Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(e)	A Finance Party may only concede or compromise any claim in respect of any relevant litigation if it has:
(i)	notified the Company of the relevant litigation and kept the Company informed of its progress in accordance with paragraph (c) above;

(ii)	complied with paragraph (d) above and has given the Company the opportunity to demonstrate its interest in the concession or compromise; and

(iii)	taken into account the Company’s legitimate interests,
 each before so doing.
(f)	Notwithstanding paragraphs (c) to (e) above, a Finance Party is not required to disclose to the Company any matter:
(i)	in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege; or

(ii)	which relates to a Finance Party’s policy or other extrinsic matters provided that nothing herein shall be interpreted so as to entitle any Finance Party to refrain from disclosing any relevant litigation in reasonable detail or to refrain from keeping the Company informed of its progress.
(g)	The Company must keep confidential any information disclosed by a Finance Party to it under this Subclause but may disclose such information if and to the extent required by law or to its professional advisers on a strictly confidential basis.
5.	CONDITIONS PRECEDENT

5.1	Conditions precedent documents
A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.
5.2	Further conditions precedent
Subject to Clause 4.4 (Certain Funds), the obligations of each Lender to participate in any Loan (other than an Adjustment Loan) are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:
(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

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5.3	Maximum number
Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than twenty Term Loans outstanding or more than twenty Revolving Credit Loans (including any Swingline Loans) outstanding.
5.4	Limitations
(a)	No Loan shall be drawn unless an Offer Loan has been or will, on the same date, be utilised.
(b)	No B Term Loan shall be drawn unless the A Term Loan Facility has been utilised in full. No C Term Loan shall be drawn unless the B Term Loan Facility has been utilised in full.
6.	UTILISATION

6.1	General
This Clause applies to all Loans other than Swingline Loans.
6.2	Giving of Requests
(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is:
(i)	in respect of a Term Loan, 11.00 a.m. one Business Day before the Utilisation Date for the proposed borrowing; or

(ii)	in respect of a Revolving Credit Loan, 11.00 a.m. four (or three, in the case of a Loan denominated in euro) Business Days before the Rate Fixing Day for the proposed borrowing.
(c)	Each Request is irrevocable.
6.3	Completion of Requests
A Request for a Loan will not be regarded as having been duly completed unless:
(a)	it identifies the Borrower (which in case of a Request for a Term Loan must be the Company);

(b)	it identifies the Facility the Loan applies to;

(c)	the Utilisation Date is a Business Day falling within the Availability Period but not before the Unconditional Date;

(d)	the amount of the Loan requested is:
(i)	(in respect of a Term Loan) a minimum of €100,000,000 or (if the Loan is made to fund Market Purchases or Off-Market Purchases or the payment of costs) either a minimum of €5,000,000 and an integral multiple of €1,000,000 or an amount which complies with Clause 9 (Optional Currencies);

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(ii)	(in respect of a Revolving Credit Loan) either €25,000,000 and an integral multiple of €1,000,000 or an amount which complies with Clause 9 (Optional Currencies);

(iii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; or

(iv)	such other amount as the Facility Agent may agree; and
(e)	the proposed currency and Term complies with this Agreement.
Only one Loan may be requested in a Request.
6.4	Advance of Loan
(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:
(i)	its share in the Loans under a Facility would exceed its Commitment for that Facility; or

(ii)	the Loans would exceed the Total Commitments.
(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.
7.	UTILISATION — SWINGLINE LOANS

7.1	General
Unless the context otherwise requires, references in this Agreement to a Lender include a Swingline Lender.
7.2	Giving of Requests
(a)	A Borrower may borrow a Swingline Loan by giving to the Swingline Agent a duly completed Request.

(b)	Unless the Swingline Agent otherwise agrees, the latest time for receipt by the Swingline Agent of a duly completed Request for a Swingline Loan is 9.00 a.m. (such Request to be pre-advised to the Swingline Agent by telephone) on the proposed Utilisation Date.

(c)	A copy of each Request for a Swingline Loan must be sent to the Facility Agent.

(d)	Each Request for a Swingline Loan is irrevocable.
7.3	Completion of Requests
A Request for a Swingline Loan will not be regarded as having been duly completed unless:
(a)	it identifies the Borrower;

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(b)	it identifies that the Loan is a Swingline Loan;

(c)	the Utilisation Date is a Business Day and a day (other than a Saturday or a Sunday) on which banks are open for general business in London falling within the Availability Period;

(d)	the Term selected:
(i)	does not overrun the Revolving Credit Final Maturity Date;

(ii)	is a period of not more than five TARGET Days; and

(iii)	ends on a Business Day;
(e)	the amount of the Swingline Loan requested is:
(i)	a minimum of €10,000,000;

(ii)	the maximum undrawn amount available under this Agreement for Swingline Loans on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent or the Swingline Lenders may agree; and
(f)	the Swingline Loan is denominated in euro.
Only one Swingline Loan may be requested in a Request.
7.4	Advance of Swingline Loan
(a)	The Swingline Agent must notify each Swingline Lender of the details of the requested Swingline Loan and the amount of its share in that Swingline Loan by 1.00 p.m. on the proposed Utilisation Date.

(b)	The amount of each Swingline Lender’s share of the Swingline Loan will be its Pro Rata Share on the proposed Utilisation Date adjusted to take account of any limit applying under this Clause.

(c)	No Swingline Lender is obliged to participate in a Swingline Loan if as a result:
(i)	its share in the Swingline Loans would exceed its Swingline Commitment; or

(ii)	the Loans would exceed the Total Commitments.
(d)	If the conditions set out in this Agreement have been met, each Swingline Lender must make its share in the Swingline Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.
7.5	Relationship with Revolving Credit Facility
(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Revolving Credit Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in its share in the Loans and that of a Lender which is its Affiliate exceeding its Overall Commitment.

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(d)	For this purpose and for the purpose of Clause 8.4 (Conditions of assignment or transfer), Overall Commitment of a Lender means:
(i)	its Revolving Credit Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Revolving Credit Commitment, the Revolving Credit Commitment of a Lender which is its Affiliate.
(e)	Where, but for the operation of paragraph (c) above, a Lender’s share in the Loans and that of a Lender which is its Affiliate would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Revolving Credit Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.
7.6	Currency
Notwithstanding any other term of this Agreement, Swingline Loans may only be denominated in euro.
8.	SWINGLINE LOANS

8.1	Interest
(a)	The rate of interest on each Swingline Loan for each day during its Term is the aggregate of:
(i)	EONIA;

(ii)	Margin applicable to Revolving Credit Loans; and

(iii)	Mandatory Costs (if any).
(b)	If any day during a Term is not a Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable on the immediately preceding Business Day.

(c)	Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Swingline Loan made to it on the last day of its Term.

(d)	Any other term of this Agreement relating to:
(i)	calculation of the rate of interest (but not interest on overdue amounts, which shall be determined in accordance with Clause 12.4 (Interest on overdue amounts)); or

(ii)	market disruption, does not apply to Swingline Loans.
8.2	Term
Notwithstanding any other term of this Agreement:
(a)	each Swingline Loan has one Term only which shall not exceed five TARGET Days; and

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(b)	the Term for a Swingline Loan must be selected in the relevant Request.
8.3	Overdue payments
(a)	In the event that a Swingline Loan is not repaid in full on its Maturity Date each Lender (other than a Lender which is a Swingline Affiliate) participating in the Revolving Credit Facility (a Revolving Credit Bank) will, on the fourth Business Day after a demand to that effect from the Swingline Agent (the Reimbursement Date), pay with discharging effect for the relevant Borrower (with respect to the overdue Swingline Loan only) to the Swingline Agent on behalf of the Swingline Lenders that Revolving Credit Bank’s Relevant Proportion of the sum of the principal of such Swingline Loan and accrued interest (including default interest and further compensation, if any, as contemplated in Clause 12.4 (Interest on overdue amounts)) thereon to the Reimbursement Date (the Outstanding Swingline Amount).

(b)	For the purposes of paragraph (a) above, a Revolving Credit Bank’s Relevant Proportion is the proportion of the relevant Outstanding Swingline Amount which, after payment on the Reimbursement Date by that Revolving Credit Bank and each other Revolving Credit Bank of its Relevant Proportion of that amount, would result in the sum of (1) the aggregate of that Revolving Credit Bank’s participations in Revolving Credit Loans and (2) its Relevant Proportion of the Outstanding Swingline Amount equalling its Pro Rata Share of the sum of (1) the aggregate of the Revolving Credit Loans and (2) the accrued interest and further compensation (if any) element of the Outstanding Swingline Amount.

(c)	The relevant Borrower shall forthwith reimburse the Revolving Credit Banks (through the Facility Agent) in full for each payment made by the Revolving Credit Banks under the paragraphs above. Each amount the relevant Borrower is required to reimburse to the Revolving Credit Banks under this paragraph shall constitute an overdue amount (as defined in Clause 12.4 (Interest on overdue amounts)) which fell due for payment by the relevant Borrower on the day on which the payment by the Revolving Credit Banks giving rise to the reimbursement obligation was made and shall accrue default interest and further compensation (if any) under Clause 12.4 (Interest on overdue amounts) accordingly.
8.4	Conditions of assignment or transfer
Notwithstanding any other term of this Agreement, each Lender must ensure that at all times its Overall Commitment is not less than:
(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.
9.	OPTIONAL CURRENCIES

9.1	General
In this Clause:
Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the European foreign exchange market with euros as of 11.00 a.m. on a particular day.

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Euro Amount of a Loan or part of a Loan means:
(a)	if the Loan is denominated in euros, its amount;

(b)	if the Loan is a Term Loan denominated in an Optional Currency, its equivalent in euros (calculated on the basis of the Agent’s Spot Rate of Exchange on the Rate Fixing Day in respect of its Utilisation Date (or, if the Loan is requested after the Rate Fixing Day, on the date that respective Request is given)) as if it had first been drawn down and had remained denominated in euros, adjusted to reflect any repayment, prepayment, consolidation or splitting of that Term Loan; or

(c)	if the Loan is a Revolving Credit Loan denominated in an Optional Currency, its equivalent in euros calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for its Term (or, if the Loan is requested after the Rate Fixing Day, on the date that respective Request is given).
Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.
9.2	Selection
(a)	A Borrower must select the currency of a Loan in its Request.

(b)	The amount of a Revolving Credit Loan requested in an Optional Currency must be a minimum amount of the equivalent of €25,000,000 and, if required by the Facility Agent, an integral multiple of 1,000,000 units of that currency.
(c)	(i)	The amount of a Term Loan requested in an Optional Currency must be a minimum Euro Amount of €100,000,000 and, if required by the Facility Agent, an integral multiple of an Euro Amount of €25,000,000.

	(ii)	The amount of a Term Loan in an Optional Currency will be its Euro Amount notionally converted into that Optional Currency at the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Term of that Loan.
(d)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than five currencies.
9.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:
(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	(A) such Loan is a Term Loan and that Optional Currency is US Dollar or Swiss Franc; or
(B) such Loan is a Revolving Credit Loan and that Optional Currency is US Dollar, or in each case has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

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(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:
(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.
9.4 Revocation of currency
(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:
(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it, the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.
(b)	In this event:
(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.
(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Revolving Credit Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Revolving Credit Loan by reason only of the operation of this Subclause.
9.5	Optional Currency equivalents

(a)	The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:
(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Loan;

(iii)	the share of a Lender in a Loan;

(iv)	the amount of any repayment or prepayment of a Loan; or

(v)	the undrawn amount of a Lender’s Commitment,
is its Euro Amount.
(b)	The rate of exchange to be used for calculating the amount in euros of any repayment or prepayment of a Term Loan in an Optional Currency is that last used for determining the current amount of that Term Loan in that Optional Currency.

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9.6	Term Loans — change of currency

(a)	A Term Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (c) below.

(b)	The Company may change the currency of a Loan with effect from the start of a Term by giving notice to the Facility Agent by 9.00 a.m. three Business Days before the first day of that Term. The Term Loan will remain denominated in that currency until it is changed again under this Subclause.

(c)	If a Loan is to be denominated in different currencies during successive Terms:
(i)	the Company must repay that Loan on the last day of its current Term in the currency in which it is then denominated (the old currency); and

(ii)	the Lenders must, subject to the terms of this Agreement, re-advance the Loan in the currency in which the Company requires the Loan to be denominated for the next Term (the new currency).
The amount of the Loan in the new currency will be calculated by reference to its Euro Amount.
(d)	Alternatively, if the Facility Agent and the Company agree:
(i)	the Facility Agent may apply the amount (or so much of that amount as is necessary) of the Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the Company to repay the Loan in the old currency;

(ii)	the Facility Agent must apply any amount of the old currency purchased under sub-paragraph (i) above towards repaying the Loan in the old currency;

(iii)	the Facility Agent will promptly notify the Company if there is a shortfall or an excess;

(iv)	if there is a shortfall, the Company must pay to the Facility Agent on the date the Loan is due to be repaid in the old currency an amount in the old currency equal to the shortfall; and

(v)	if there is an excess, the Facility Agent must pay to the Company on the date the Loan is due to be repaid in the old currency an amount in the new currency equal to the excess.
(e)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:
(i)	the Facility Agent must notify the Company and the Lenders promptly;

(ii)	the Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and

(iii)	during this period, the Loan will have Terms running from one Business Day to the next Business Day.
(f)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause.

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9.7	Term Loans — continuing in same Optional Currency
(a)	If a Term Loan is to be denominated in the same Optional Currency during two successive Terms, the Facility Agent must calculate the amount of the Term Loan in the Optional Currency for the second of those Terms.

(b)	The amount of the Term Loan in the Optional Currency for the second Term will be the amount determined by notionally converting into that Optional Currency the Euro Amount of the Term Loan on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(c)	If the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Term, the Company must repay, subject to paragraph (e) below, on the last day of the first Term an amount equal to the difference and the amount of the Term Loan will be reduced accordingly.

(d)	If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Term Loan in the Optional Currency decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) above, no payment is required under paragraph (c) above and the amount of the Term Loan will remain the same.
9.8	Conditions precedent
The obligation of each Lender under this Clause to make any payment increasing the amount of a Term Loan in an Optional Currency is subject to the condition precedent that on the date of the relevant payment:
(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from that payment.
9.9	Notification
The Facility Agent must notify the Lenders and the Company of the relevant Euro Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.
10.	REPAYMENT
10.1	Repayment of Term Loans
(a)	Subject to paragraph (b) below, each Borrower must repay the Term Loans made to it in full on the relevant Final Maturity Date.

(b)	If the Term-out Option has been exercised by the Company, each Borrower shall make an additional repayment on the date falling eighteen months after the date of this Agreement (the Interim A Repayment Date) of one third of the A Term Loans made to it which are outstanding immediately after the Loan Adjustment Date. Any remaining outstanding A Term Loans must be repaid in full on the A Term Loan Final Maturity Date.
10.2	Repayment of Revolving Credit Loans and Swingline Loans

(a)	Each Borrower must repay each Revolving Credit Loan and each Swingline Loan made to it in full on its Maturity Date.

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(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

11.	PREPAYMENT AND CANCELLATION

11.1	Mandatory prepayment — illegality

(a)	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company and:
(i)	each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.
(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:
(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.
11.2 Mandatory prepayment — change of control
(a)	For the purposes of this Clause a change of control occurs if:
(i)	Merck OHG loses the right to appoint the majority of the personally liable partners not contributing capital (persönlich haftende Gesellschafter ohne Kapitalanteil) of the Company and/or other persons (not being personally liable partners) proposed by Merck OHG and agreed to by all the personally liable partners of the Company (the Managers); or

(ii)	the day-to-day management (Geschäftsführung) of the Company ceases to be controlled by one or more of the Managers.
(b)	If a change of control occurs:
(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event; and

(ii)	any Lender may by not less than 30 days’ notice to the Company through the Facility Agent cancel all or part of its Commitment and require prepayment of its share of the Loans, provided that such notice may only be given within 20 days after receipt by the Facility Agent of a notice under paragraph (i) above.

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11.3	Unlawful Distributions (Unerlaubte Entnahme)
If any distribution to a personally liable partner (persönlich haftender Gesellschafter) of the Company constitutes a breach of Section 288 of the German Stock Corporation Act (Aktiengesetz) in respect of the Company:
(a)	the Company shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)	any Lender may by not less than 30 days’ notice to the Company through the Facility Agent cancel all or part of its Commitment and require prepayment of its share of the Loans.
11.4	Mandatory prepayment — fundraising and dividends
(a)	In this Subclause:
(i)	Net Funds in relation to any Fundraising Event means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such Fundraising Event, after deducting proper costs and reasonable expenses (including Taxes) incurred by members of the Group directly in connection with such Fundraising Event.

(ii)	Fundraising Event means:
(A)	any capital increase implemented in a member of the Group to the extent subscribed by a person which is not a member of the Group (whether implemented prior to or after the Final Settlement Date);

(B)	any borrowing or issue of debt instruments in the international debt capital or loan markets (including any hybrid instruments) by a member of the Group other than bilateral loans and/or other debt financing raised by a member of the Group in connection with its normal financing requirements which from the date of this Agreement to the end of the Clean-Up Period do not exceed in aggregate €300,000,000 and thereafter do not exceed in aggregate €500,000,000; and

(C)	the payment of any dividend or transfer of any profits under any profit and loss pooling agreement (Gewinnabführungsvertrag) from Target to BidCo or BidCo to the Company (without double-counting).
(b)	The Company must procure the application of an amount equal to the aggregate amount of any Net Funds in or towards prepaying the Term Loans in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds).

(c)	Any prepayment of a Loan under this Subclause must be made promptly after receipt of the Net Funds provided that if any prepayment obligation arises under this Subclause prior to the Loan Adjustment Date, such prepayment must be made on the day following the Loan Adjustment Date. The Company must pending such prepayment take the appropriate steps to ensure that an amount equal to the aggregate amount of any Net Funds to be applied in or towards prepaying the Term Loans in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds) is available when the prepayment falls due.

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(d)	The Company shall not be obliged to procure the prepayment under (b) above if and to the extent that (but only for so long as):
(i)	it is illegal to do so and the relevant members of the Group, having used all reasonable endeavours to overcome such illegality, have been unable to remove such illegality;

(ii)	it would result in the incurrence of material costs or expenses (including Tax liabilities) and the relevant members of the Group have used all reasonable endeavours to mitigate such costs or expenses;

(iii)	it would result in (personal or criminal) liability of the relevant member of the Group or its directors or representatives and the relevant members of the Group, having used all reasonable endeavours to avoid such liability arising, have been unable to remove such liability.
(e)	If the illegality, costs or expenses or liability referred to in (d) above relate only to the prepayment of certain Term Loans then, if the Majority Lenders agree, such amount shall be applied pro rata in prepayment of the other Term Loans and otherwise in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds).
11.5	Mandatory prepayment — disposals
(a)	In this Subclause:
(i)	Net Proceeds in relation to any disposal of an asset means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such disposal:
(A)	including the amount of any intercompany loan repaid to continuing members of the Group;

(B)	treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(C)	treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(D)	treating any liability for warranty or indemnity claims as a reduction in the purchase price but only to the extent that Cash has been reserved on a separate account for the purpose of paying such claims and only for so long as such liability subsists;

(E)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that disposal or claim; and

(F)	after deducting proper costs and reasonably expenses incurred by members of the Group directly in connection with that disposal or claim.
(ii)	Recovery Event means the disposal of an asset to a person who is not a member of the Group, other than:
(A)	where an asset (not being shares or any other ownership interest in a person) is to be (and is) replaced by another asset of a substantially similar type for use in the

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Group’s business (being a fixed asset in the case of a disposal of a fixed asset) within nine months of the date of disposal;
(B)	where the Net Proceeds of the individual disposal are in an amount (when taken together with the Net Proceeds of any related disposal) which (calculated on the date of receipt) is less than €1,000,000; and

(C)	any disposal under Clause 23.6(d)(i), (iii) or (viii) (Disposals).
(b)	If the aggregate amount of Net Proceeds from Recovery Events exceeds €200,000,000 (the Threshold Amount) during any financial year of the Company, the Company must procure the application of an amount equal to the Net Proceeds which are in excess of the Threshold Amount, in or towards prepaying the Term Loans in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds).
(c)	Without prejudice to paragraph (a)(ii)(A) above, any prepayment of a Loan under this Subclause must be made as soon as practicable after the disposal and in any event within three months of receipt of the Net Proceeds provided that if any prepayment obligation arises under this Subclause prior to the Loan Adjustment Date, such prepayment must be made on the day following the Loan Adjustment Date. The Company must pending such prepayment take the appropriate steps to ensure that an amount equal to the aggregate amount of any Net Proceeds to be applied in or towards prepaying the Term Loans in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds) is available when the prepayment is due.
(d)	The Company shall not be obliged to procure the prepayment under (b) above if and to the extent that (but only for so long as):
(i)	it is illegal to do so and the relevant members of the Group, having used all reasonable endeavours to overcome such illegality, have been unable to remove such illegality;

(ii)	it would result in the incurrence of material costs or expenses (including Tax liabilities) and the relevant members of the Group have used all reasonable endeavours to mitigate such costs or expenses;

(iii)	it would result in (personal or criminal) liability of the relevant member of the Group or its directors or representatives and the relevant members of the Group, having used all reasonable endeavours to avoid such liability arising, have been unable to remove such liability.
(e)	If the illegality, costs or expenses or liability referred to in (d) above relate only to the prepayment of certain Term Loans then, if the Majority Lenders agree, such amount shall be applied pro rata in prepayment of the other Term Loans and otherwise in accordance with Clause 11.7 (Application of Net Proceeds and Net Funds).
11.6	Mandatory prepayment following the Final Settlement Date
(a)	On the Loan Adjustment Notification Date, the Company must notify the Facility Agent of the number of Shares which are owned by the Company and any other member of the Merck Group on that date, together with a calculation showing those Shares as a percentage of all the Shares in existence on such date (such percentage being the Percentage of Shares).
(b)	The Company must prepay the A Term Loans pro rata on the Loan Adjustment Date in the aggregate amount set out in the grid below opposite to the Percentage of Shares notified under (a) above (such amount being the A Term Loan Reduction Amount).

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A Term Loan Reduction
Percentage of Shares	Amount
Up to 100 % but more than or equal to 95 % of all Shares	Zero
Less than 95 % but more than or equal to 90 % of all Shares	€250,000,000
Less than 90 % but more than or equal to 85 % of all Shares	€750,000,000
Less than 85 % but more than or equal to 80 % of all Shares	€1,250,000,000
Less than 80 % but more than or equal to 75 % of all Shares	€1,750,000,000
Less than 75 % but more than or equal to 70 % of all Shares	€250,000,000
Less than 70 % but more than or equal to 65 % of all Shares	€750,000,000
Less than 65 % but more than or equal to 60 % of all Shares	€1,500,000,000
Less than 60 % but more than or equal to 55 % of all Shares	€2,000,000,000
Less than 55 % but more than 50 % of all Shares	€2,750,000,000
(c)	The Company must make the prepayment referred to in paragraph (b) above by borrowing Loans under the B Term Loan Facility and/or the C Term Loan Facility, provided that such borrowings must be made in amounts which will result in the aggregate B Term Loans and the aggregate C Term Loans (subsequent to such borrowings) being drawn in the same proportion that the original B Total Term Loan Commitments bears to the original C Total Term Loan Commitments. To the extent that this proportionality can only be achieved by prepaying Loans borrowed under the B Term Loan Facility with amounts borrowed under the C Term Loan Facility, the Company must borrow C Term Loans and prepay B Term Loans to the extent required.

(d)	The Facility Agent will, promptly after the Loan Adjustment Notification Date, but in any event no later than two Business Days after the Loan Adjustment Notification Date, notify the Company of:
(i)	the A Term Loan Reduction Amount;

(ii)	the amount of the B Term Loans and/or the C Term Loans to be borrowed; and

(iii)	the amount of the existing Loans required to be prepaid and against which the Loans referred to in (ii) above are to be applied by way of prepayment, in order to achieve the prepayment of the A Term Loans in the amount of the A Term Loan Reduction Amount and the pro rata utilisation of the B Term Loan Facility and the C Term Loan Facility, each as referred to in paragraph (c) above.
(e)	Upon having received such notification from the Facility Agent under paragraph (d) above, the Company must promptly, but in any event no later than 11.00 a.m. one Business Day prior to the Loan Adjustment Date, give to the Facility Agent one or more duly completed Requests which specify a Utilisation Date no later than the Loan Adjustment Date and which are consistent with the requirements notified to the Company by the Facility Agent pursuant to the preceding paragraphs.

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11.7	Application of Net Proceeds and Net Funds

(a)	Any prepayment of Net Funds arising from a capital increase shall be applied:
FIRSTLY against the A Term Loans pro rata (until repaid in full); and
SECONDLY against the B Term Loans and the C Term Loans pro rata (until repaid in full).
(b)	Subject to paragraph (d) below, any prepayment of Net Funds arising from a debt capital instrument (including any hybrid instruments) issued by or loans borrowed by a member of the Merck Group, shall be applied:
FIRSTLY against the B Term Loans pro rata (until repaid in full);
SECONDLY against the C Term Loans pro rata (until repaid in full); and
THIRDLY against the A Term Loans pro rata.
(c)	Subject to paragraph (d) below, any prepayment of (i) Net Funds arising from a dividend paid or any profits transferred under any profit and loss pooling agreement (Gewinnabführungsvertrag) by BidCo or Target or (ii) Net Proceeds shall be applied:
FIRSTLY against the B Term Loans and the C Term Loans pro rata (until repaid in full); and
SECONDLY against the A Term Loans pro rata.
(d)	Any prepayment of Net Funds arising from a debt capital instrument issued pursuant to Clause 23.22(b) (Additional covenants) in respect of a transaction concluded after the Additional Undertaking Date, shall be applied:
FIRSTLY against the A Term Loans pro rata (until repaid in full);
SECONDLY against the B Term Loans pro rata (until repaid in full); and
THIRDLY against the C Term Loans pro rata.
(e)	Any prepayment of Net Proceeds in respect of a transaction concluded after the Additional Undertaking Date, shall be applied:
FIRSTLY against the A Term Loans pro rata (until repaid in full); and SECONDLY against the B Term Loans and the C Term Loans pro rata.
11.8	Excluded participation in prepayment

(a)	In relation to any prepayment arising from any Net Funds generated by a capital increase implemented by the Company as contemplated in Clause 11.4 (Mandatory prepayment – fundraising and dividends), each Lender either:
(i)	which has subscribed;

(ii)	on whose account has been subscribed; or

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(iii)	which is an Affiliate of a person which has subscribed or on whose account has been subscribed;
to such capital increase can, if it has notified the Facility Agent accordingly no later than 10 Business day prior to the date on which the prepayment is to be made, which notice shall specify whether paragraph (c)(i) below or (c)(ii) below shall apply, reject any prepayment in relation to the respective Net Funds (and each such Lender which has given the relevant notice is referred to in this Clause as an Excluded Lender).
(b)	Any prepayment which is rejected by an Excluded Lender in accordance with paragraph (a) above will be applied in full in pro rata prepayment of all Lenders which are not Excluded Lenders (each such Lender a Participating Lender and the ratio of the prepayment amount received by each such Participating Lender as compared to its participation in all Loans outstanding immediately prior to such prepayment, the Prepayment Ratio)).

(c)	An Excluded Lender shall, on a pro rata basis with all other Excluded Lenders, either:
(i)	receive a preferred allocation from the next prepayment(s) pursuant to any of Clauses 11.4 (Mandatory prepayment – fundraising and dividends), 11.5 (Mandatory prepayment — disposals) or 11.9 (Voluntary prepayment);or

(ii)	if the respective capital increase by the Company allows for a contribution in kind and such Lender elects to do so by written notice to the Company and the Facility Agent, assign to the Company a portion of a Loan or Loans made to the Company as a contribution in kind pursuant to an equity increase by way of contribution in kind (Sachkapitalerhöhung) occurring simultaneously with or after the capital increase giving rise to the operation of this Clause 11.8 (Excluded participation in prepayment), in each case up to an aggregate amount of all such preferred allocations and/or assignments which leads to the respective Excluded Lender achieving an aggregate prepayment (by way of such preferred allocations and/or extinction of claims pursuant to such assignments) in a ratio as compared to its participation in all Loans outstanding immediately prior to the prepayment in which it did not participate by operation of this Clause 11.8 (Excluded participation) equal to the Prepayment Ratio.
(d)	For the avoidance of doubt, any rights of an Excluded Lender under this Clause 11.8 (Excluded participation) are personal rights of such Excluded Lender and may not be transferred or assigned and will not pass to any of its transferees, successors or assigns.

(e)	Any portion of a Loan or Loans contributed to the Company in kind pursuant to paragraph (c)(ii) above shall (notwithstanding Clause 11.4(c) (Mandatory prepayment – fundraising and dividends) be treated as prepaid on the date of the relevant assignment to the Company.

11.9	Voluntary prepayment

(a)	Any Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of €25,000,000 and an integral multiple of €1,000,000.

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11.10	Automatic cancellation
The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the relevant Availability Period.
11.11	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Revolving Credit Commitments in whole or in part.

(b)	Partial cancellation of the Total Revolving Credit Commitments must be in a minimum amount of €25,000,000 and an integral multiple of €1,000,000.

(c)	Any cancellation in part will be applied against the relevant Revolving Credit Commitment of each Lender pro rata.

(d)	Any cancellation of a Revolving Credit Commitment of a Revolving Credit Lender results in a pro rata cancellation of any Swingline Commitment of such Lender, if it is a Swingline Lender, or the Swingline Commitment of the Swingline Lender of which it is the Swingline Affiliate.

11.12	Right of repayment and cancellation of a single Lender

(a)	If an Obligor is, or will be, required to pay to a Lender:
(i)	a Tax Payment; or

(ii)	an Increased Cost,
the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.
(b)	After notification under paragraph (a) above:
(i)	each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.
(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:
(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.
11.13	Partial prepayment of Term Loans

No amount of a Term Loan prepaid under this Agreement may subsequently be re-borrowed.

11.14	Re-borrowing of Revolving Credit Loans

Any voluntary prepayment of a Revolving Credit Loan under Clause 11.9 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Revolving Credit Loan may not be re-borrowed.

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11.15 Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:
(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.
12.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

12.3	Margin adjustments

(a)	In this Subclause:

Rating Agency means Moody’s, S&P or any other rating agency approved by the Majority Lenders.

(b)	The initial Margin is 0.70 per cent. per annum for each A Term Loan, 0.80 per cent. per annum for each B Term Loan, 0.90 per cent. per annum for each C Term Loan and 0.90 per cent. per annum for each Revolving Credit Loan.

(c)	Subject to the other provisions of this Subclause, from the earlier of the date on which the A Term Loans are repaid in full and the date on which the table below would justify a higher Margin than the initial Margin, the Margin will be subsequently calculated by reference to the table below:

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Long-term credit rating of		Margin
the Company		(per cent. per annum)
					Revolving
Moody’s	S&P	A Term Loan	B Term Loan	C Term Loan	Credit Loan
Baa1 or better	BBB+ or better	0.35	0.40	0.45	0.45
Baa2	BBB	0.45	0.50	0.55	0.55
Baa3	BBB-	0.55	0.65	0.70	0.70
Ba1	BB+	0.95	1.075	1.20	1.20
Ba2 or worse or no rating	BB or worse or no rating	1.45	1.625	1.70	1.70
(d)	The Company must notify the Facility Agent of any notification to it by a Rating Agency of a change in its long-term credit rating. If the long-term credit rating(s) given to the Company by any Rating Agency is such that a different Margin is applicable to each rating, the applicable Margin will be the average of the Margins applicable to the relevant two ratings as set out in the table in paragraph (c) above. If only one Rating Agency has given a rating to the Company, the applicable Margin will be based on that rating. If no Rating Agency has given a rating to the Company, the applicable Margin will be the highest applicable rate set out in the table above.

(e)	Any change in the Margin, will subject to paragraph (g) below, apply to each Loan made, or (if outstanding) from the start of its next Term, after the date of notification by the Company of the change in rating.

(f)	Subject to paragraph (g) below, the applicable Margin for each Loan will be reduced by 0.05 per cent per annum for each of the following conditions which are met on the first day of the Term for that Loan:
(i)	more than 75% of the Shares are owned by the Company and/or any member of the Merck Group;

(ii)	the (drawn and undrawn) Total Commitments are equal to or less than €10,000,000,000; and

(iii)	the (drawn and undrawn) Total Commitments are equal to or less than €5,000,000,000.
For the avoidance of doubt, if the condition at (iii) above is satisfied, the condition at (ii) above shall also be satisfied for the purposes of calculating a reduction in the applicable Margin.
(g)	For so long as an Event of Default is outstanding, the Margin will be the highest applicable rate, being 1.45 per cent. per annum in respect of an A Term Loan, 1.625 per cent. per annum in respect of a B Term Loan, 1.70 per cent. per annum in respect of a C Term Loan and 1.70 per cent. per annum in respect of a Revolving Credit Loan, and paragraphs (c), (d), (e) and (f) above shall not apply.

12.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount (other than interest) payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount (other than interest) from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount (other than interest) is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if that overdue amount had, during the period of non-payment, constituted a Revolving Credit Loan in the currency of that overdue amount. For this purpose, the Facility Agent may (acting reasonably):
(i)	select successive Terms of any duration of up to one month; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

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(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:
(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.
(d)	Each Finance Party shall be entitled to claim from the relevant Obligor further compensation for any further losses incurred and/or damages suffered as a result of the relevant Obligor having failed to pay any amount payable by it under the Finance Documents on the due date for such payment in accordance with the applicable provisions of the German Civil Code (Bürgerliches Gesetzbuch).
12.5	Notification of rates of interest
The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.
13.	TERMS

13.1	Selection — Term Loans

(a)	Each Term Loan has successive Terms.

(b)	A Borrower must select the first Term for a Term Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Term Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Term Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Term Loan will be one, two, three or six months, or any other period not exceeding twelve months agreed by all the Lenders.

(e)	Until the date which is the earlier of 31 January 2007 and the General Syndication Date, the duration of each Term shall be one month or such other period (not exceeding one month) so as to ensure that the Terms for all the Loans then outstanding end on the same date or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

13.2	Selection — Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	A Borrower must select the Term for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Lenders.

(d)	Until the date which is the earlier of 31 January 2007 and the General Syndication Date, the duration of each Term shall be one month or such other period (not exceeding one month) so as to ensure that

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the Terms for all the Loans then outstanding end on the same date or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

13.3	Consolidation — Term Loans

A Term for a Term Loan will end on the same day as the current Term for any other Term Loan denominated in the same currency as that Term Loan and borrowed by that Borrower. On the last day of those Terms, those Term Loans will be consolidated and treated as one Term Loan.

13.4	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

13.5	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, but no Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders.

13.6	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

14.	MARKET DISRUPTION

14.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

14.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:
(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day or the date of the Request, as applicable; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day or the date of the Request, as applicable, notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.
(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:
(i)	Margin;

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(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.
14.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

15.	TAXES

15.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

15.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (acting reasonably) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

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(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.
(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

15.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party (acting reasonably) determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has obtained, utilised and fully retained that Tax Credit, the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.
15.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

15.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

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16.	INCREASED COSTS

16.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:
(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,
in each case made after the date of this Agreement.
16.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate failing to comply with any law or regulation or its obligations under any Finance Document; or

(c)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking and Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law of regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
16.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

17.	MITIGATION

17.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

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including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.2	Conduct of business by a Finance Party

No term of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
18.	PAYMENTS

18.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:
(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.
18.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

18.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:
(i)	in the principal financial centre of the country of the relevant currency; or

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(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.
(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

18.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

18.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

18.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

18.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that

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payment towards the obligations of the Obligors under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent must, if so directed by the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

18.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

19.	GUARANTEE

19.1	Independent Guarantee (Garantie)

Each Guarantor irrevocably and unconditionally guarantees by way of an independent guarantee (Garantie) to each Finance Party the payment of all amounts expressed to be payable by a Borrower (other than the Guarantor) under the Finance Documents in the currency and at the place provided for thereunder at its stated, or accelerated, maturity irrespective of the factual or legal circumstances and motives by reason of which such Borrower may fail to pay such amount.

19.2	Payment under the Guarantee

Each Guarantor shall effect payment hereunder upon a request of the Facility Agent (or any other Finance Party through the Facility Agent) to that effect accompanied by a statement that the amount claimed from that Guarantor equals an amount which a Borrower (other than the Guarantor) has not paid when due.

19.3	Non-accessory nature (Abstraktheit)

This guarantee constitutes each Guarantor’s primary and independent obligation to make payment to each Finance Party in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of the obligations of any Borrower hereunder and irrespective of all objections, exceptions or defences from such Borrower or third parties.

19.4	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower (other than the Guarantor) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

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19.5	Immediate Recourse

The Finance Parties shall not be required to first claim payment from, to proceed against, or enforce any claims or security, if any, granted by any Obligor or any other person before making demand from the relevant Guarantor hereunder.

19.6	Exclusion of defences

The obligations of each Guarantor hereunder shall not be contingent upon the legal relationship between the Finance Parties or any of them on the one hand and any Obligor on the other hand, and, accordingly, shall without limitation be independent of:
(a)	any defect in or amendment to any provision of the Finance Documents;

(b)	any absence or insufficiency of corporate resolutions relating to the indebtedness of any other Obligor hereunder;

(c)	any time, waiver, or consent granted to such Obligor;

(d)	any inadequate representation of such Obligor;

(e)	any absence of any licence or other authorisation or factual or legal restriction or limitation existing or introduced in the jurisdiction of incorporation of such Obligor;

(f)	any agreement made between the Finance Parties and any Obligor concerning its obligations hereunder, including any extension of the term of payment and any rescheduling or restructuring of its indebtedness, whether or not the relevant Guarantor shall have given its consent thereto;

(g)	the taking, existence, variation or release of any other collateral besides this guarantee (if any) provided to the Finance Parties for the obligations of any such Obligors under the Finance Documents or otherwise and the Finance Parties’ legal relationship with any provider of such other collateral;

(h)	such Obligor being insolvent or otherwise in liquidation;

(i)	any such right of such Obligor to rescind or contest any Finance Document; and

(j)	any right that the Finance Parties may have to set-off the indebtedness of such Obligor against a counterclaim of that Obligor.
19.7	Obligations not discharged and deferral of Guarantors’ rights

(a)	For as long as any sum remains payable under the Finance Documents by a Borrower, each Guarantor undertakes not to assert any claim it may have against such Borrower by reason of the performance of that Guarantor’s obligations hereunder, whether on contractual grounds or on any other legal basis, until all amounts payable to the Finance Parties under the Finance Documents by such Borrower have been fully and irrevocably received or recovered.

(b)	Any amount received or recovered by the relevant Guarantor from a Borrower on a claim referred to in paragraph (a) above shall be held in trust (treuhänderisch) for and immediately paid to the Facility Agent on behalf of the Finance Parties. If a Guarantor makes and payment to the Finance Parties under this Clause 19 (Guarantee), that Guarantor shall only be entitled to require the assignment of and/or be otherwise subrogated to the respective claims against such Borrower by any of the Finance

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Parties or be indemnified by such Borrower once all amounts payable to the Finance Parties under the Finance Documents by such Borrower have been fully and irrevocably received or recovered by them.

(c)	The obligations of each Guarantor under this Clause 19 (Guarantee) shall remain in force notwithstanding any dissolution or change in the structure or legal form of any Obligor.

19.8	Expiry

The obligations of each Guarantor under this Clause 19 (Guarantee) are effective from the date of this Agreement and shall expire once the Total Commitments have been irrevocably cancelled in full and all amounts expressed to be payable under the Finance Documents have been fully and irrevocably received by the Finance Parties.

19.9	Enforcement

The obligations of each Guarantor hereunder may be enforced against that Guarantor by each Finance Party or by the Facility Agent acting on behalf of the Finance Parties in any proceedings including enforcement proceedings.

19.10	Reinstatement

If as a result of any bankruptcy, composition or similar proceedings affecting a Borrower any Finance Party becomes liable to return any monies received by it in satisfaction of such Borrower’s obligations under the Finance Documents, the obligations of each Guarantor shall be reinstated and become effective again notwithstanding any expiration of this guarantee.

19.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.12	Limitations for German Guarantors

(a)	Without prejudice to Clause 22.5 (a)(ii) (Additional Guarantors) the liability of any Guarantor organised as a stock corporation (Aktiengesellschaft) under German law (the German AG Guarantor) under the guarantee provided by such Guarantor under this Clause 19 (Guarantee) shall, if and to the extent such German AG Guarantor guarantees obligations of its direct or indirect shareholder(s) or any of their Affiliates (other than the Subsidiaries of the German AG Guarantor) under the Finance Documents, be limited to an amount equal to the aggregate of all amounts borrowed by such shareholder(s) or any of their Affiliates (other than the Subsidiaries of the German AG Guarantor) under the Finance Documents which has been made available (by way of a loan or otherwise) directly or indirectly to such German AG Guarantor and/or any of its Subsidiaries and which has not yet been repaid by such German AG Guarantor and/or its Subsidiaries on the date on which the payment demand under the guarantee provided by the relevant German AG Guarantor under this Clause 19 (Guarantee) is made.

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(b)	Subject to paragraph (h), the Finance Parties agree, other than in accordance with the procedure set out in this Clause 19.12 (b) through (d) (each inclusive), not to enforce any guarantee granted under this Agreement (the Guarantees, each a Guarantee) by a Guarantor which is organised as a company with limited liability (Gesellschaft mit beschränkter Haftung (GmbH)) under German law (a GmbH Guarantor) or organised under German law in the form of a limited partnership in which the general partner is a GmbH (GmbH & Co. KG (a KG Guarantor) (each of the GmbH Guarantor and the KG Guarantor a German Guarantor) if and to the extent that:
(i)	any Guarantee guarantees obligations other than obligations of the relevant German Guarantor or any Subsidiary of the relevant German Guarantor (an Up-stream or Cross-stream Guarantee); and

(ii)	the enforcement would otherwise have the effect of (A) reducing the German Guarantor’s (or in the case of a KG Guarantor its general partner’s) net assets (Nettovermögen) (i.e. assets minus liabilities and liability reserves (Reinvermögen)) to an amount less than its stated share capital (Stammkapital) or (B) (if its (or in the case of a KG Guarantor its general partner’s) net assets are already an amount less than its stated share capital) causing such amount to be further reduced, and thereby affects its (or in the case of a KG Guarantor its general partner’s) assets required for the obligatory preservation of its share capital according to Sections 30 and 31 of the German Act on Limited Liability Companies (GmbHG) provided that for the purposes of the calculation of the amount not to be enforced (if any) the following balance sheet items shall be adjusted as follows:
(A)	the amount of any increase of stated share capital (Stammkapital) of the German Guarantor (or in the case of a KG Guarantor its general partner) out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date hereof that has been effected without the prior written consent of the Facility Agent shall be deducted from the stated share capital (Stammkapital) (even if such increase of the stated share capital would be permitted under the Finance Documents);

(B)	any loans provided to the German Guarantor (and/or in the case of a KG Guarantor its general partner) by any members of the Group or any of its shareholders shall be disregarded to the extent that such loans are subordinated or qualify under Section 32a GmbHG; and

(C)	any loans and other contractual liabilities incurred by the German Guarantor (and/or in the case of a KG Guarantor its general partner) in violation of the provisions of any of the Finance Documents by such Guarantor shall be disregarded.
(c)	The limitations set out in paragraph (b) only apply if and to the extent that (i) within five (5) Business Days following the demand against a German Guarantor under any Guarantee by the Facility Agent (the Guarantee Demand), the managing director(s) on behalf of the German Guarantor has confirmed in writing to the Facility Agent (x) to what extent the Guarantee is an Up-stream or Cross-stream Guarantee as described in paragraph (b) (i) above and (y) which amount of such Up-stream or Cross-stream Guarantee cannot be enforced as it would cause the net assets of the German Guarantor (or in the case of a KG Guarantor of its general partner) to fall below its stated share capital (taking into account the adjustments set out in paragraph (b) (ii) above) and such confirmation is supported by a reasonably detailed calculation (nachvollziehbare Berechnung) (the Management Determination) and the Finance Parties (acting through the Facility Agent) have not contested this or argued that no or a lesser amount would be necessary to maintain its stated share capital, or (ii) within 30 days from the date the Facility Agent has contested the Management Determination the Facility Agent receives a determination by auditors of international standard and reputation (the Auditor’s Determination) appointed by the German Guarantor, of the amount that

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would have been necessary on the date the Guarantee Demand was made to maintain its stated share capital.

(d)	If the Facility Agent disagrees with the Auditor’s Determination, the Finance Parties (acting through the Facility Agent) shall be entitled to enforce the guarantee up to the amount which is undisputed between themselves and the German Guarantor in accordance with the provisions of paragraph (c) above. In relation to the amount which is disputed, the Finance Parties (acting through the Facility Agent) shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Guarantee Demand was made), for the avoidance of doubt it being understood that the Guarantee shall not be enforced up to such disputed amount.

(e)	If any of the Guarantees was enforced without limitation because the Management Determination and/or the Auditor’s Determination (as the case may be) was not delivered within the relevant time frame the Finance Parties shall without undue delay repay to the German Guarantor any amount which is necessary to maintain the stated share capital of the German Guarantor (or in the case of a KG Guarantor its general partner), calculated as of the date the Guarantee Demand was made.

(f)	If an Up-stream or Cross-Stream Guarantee cannot be enforced without limitation due to the limitations provided for in this Clause 19.12 paragraphs (b) to (e) (each inclusive) the relevant German Guarantor shall sell any asset that is shown in the balance sheet of such German Guarantor (and/or in the case of a KG Guarantor of its general partner) with a book value (Buchwert) that is significantly lower than the market value of such asset, provided that such assets are not critical for its business (betriebsnotwendig).

(g)	Notwithstanding the above provisions of this Clause 19.12 paragraphs (b) to (f) and subject to paragraph (h) below, an Up-stream or Cross-Stream Guarantee will not be enforced to the extent that the German Guarantor evidences by way of legal opinion issued by a reputable law firm that such enforcement is reasonably likely to result in a personal civil or criminal liability of actual or former managing directors of the German Guarantor or of its shareholder (regardless of the fact that the relevant managing director acted in good faith) due to a breach of the duty of care owed by the relevant managing director to the respective company (Gebot der Rücksichtnahme auf die Eigenbelange der Gesellschaft) or due to a violation of the prohibition of measures endangering the existence of a company (Verbot des existenzvernichtenden Eingriffs).

(h)	Notwithstanding the above provisions of this Clause 19.12 paragraphs (b) to (g) (each inclusive), the provisions of paragraphs (b) to (g) (each inclusive) of this Clause 19.12 shall not apply to the extent that any Up-Stream or Cross-Stream Guarantee is enforced against a German Guarantor in an amount which does not exceed amounts borrowed by a Borrower under the Credit Agreement and directly or indirectly made available by way of loan or otherwise to that German Guarantor or its Subsidiaries which have not been repaid by such German Guarantor or its Subsidiaries provided that any repayment by such German Guarantor or its Subsidiaries shall only reduce the amount enforceable under the Up-Stream or Cross-Stream Guarantee to the extent that such repayment has effectively resulted in a discharge of amounts expressed to be payable by a Borrower to a Finance Party under the Finance Documents which were subject to the Guarantee provided for in this Clause 19.

19.13	Limitations for non-German Guarantors

The obligations under this Clause 19 (Guarantee) of any Guarantor incorporated or established in a jurisdiction other than Germany will be subject to such limitations as the Company, the relevant Guarantor and the Facility Agent (with the Majority Lenders’ consent) may agree in the Accession Agreement for the relevant Guarantor.

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20.	REPRESENTATIONS AND WARRANTIES

20.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party, in respect of itself and (in respect of the Company) each other relevant member of the Group and (in respect of any other Obligor) its Subsidiaries.

20.2	Status

(a)	It is duly established and validly existing under the law of its relevant jurisdiction.

(b)	It and each of its Material Subsidiaries has the power to own its and their respective assets and carry on its and their respective business as it is being conducted.

20.3	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document and (if it is a party) the Company DPLPA and/or the BidCo DPLPA are, subject to the Legal Reservations, each legal, valid, binding and enforceable.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and (if it is a party) the Company DPLPA and/or the BidCo DPLPA do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of it or any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group to an extent or in a manner which could have a Material Adverse Effect, nor oblige it or any other member of the Group to create any Security Interest over any of its or their respective assets which would not be permitted to subsist by Clause 23.4(c)(viii) (Negative pledge) nor will result in any such prohibited Security Interest arising.
20.5	Power and authority

It has the power to enter into and perform and has taken all necessary action to authorise its entry into and performance of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

20.6	Authorisations obtained

All authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

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20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of German law as the governing law of those Finance Documents expressed to be governed by German law will be recognised and enforced in its relevant jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its relevant jurisdiction.

20.8	Deduction of tax

It is not required under the law of the jurisdiction of incorporation of any of the Obligors to make any deduction for or on account of Tax from any payment of principal, interest and fees it may make under any Finance Document.

20.9	No filing or stamp taxes

Under the law of the relevant jurisdiction of any of the Obligors it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.10	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of member of the Group which might have a Material Adverse Effect.

20.11	No misleading information

(a)	In respect of the Company only:
(i)	Any factual information contained in the Information Memorandum provided to any of the Finance Parties by or on behalf of any member of the Group was true, complete and accurate in all material respects as at the date of the Information Memorandum.

(ii)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions believed to be reasonable at that time.

(iii)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(iv)	It is not aware of any fact or circumstances that have not been disclosed to the Facility Agent in writing prior to the date hereof and which might, if disclosed, have adversely affected the decision of a person acting as a prudent businessman considering whether or not to provide finance to any of the Obligors upon the terms hereof.

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(b)	All other written information provided by or on behalf of any Obligor to a Finance Party was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and was not misleading in any respect.

20.12	Financial statements

(a)	(Until any of its financial statements are delivered in accordance with Clause 21.1 (Financial statements) its Original Financial Statements were prepared in accordance with GAAP consistently applied, and give a fair and true view its financial condition and operations (consolidated in the case of the Company) as at 31 December 2005.

(b)	Its last financial statements submitted to the Facility Agent in accordance with Clause 21.1 (Financial statements)) or Schedule 2 Part 2 (Conditions Precedent Documents) were prepared in accordance with GAAP consistently applied, and, if unaudited, fairly represent and, if audited, give a fair and true view its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (and, in the case of the Company, the business or consolidated financial condition of the Group) since the date of the latest financial statements.

20.13	No unlawful distribution

No distribution to a personally liable partner (persönlich haftender Gesellschafter) of the Company has been unlawful with regard to the requirements of Section 288 of the German Stock Corporation Act (Aktiengesetz).

20.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and non subordinated creditors, except for obligations mandatorily preferred by law generally.

20.15	No proceedings pending or threatened

No action, suit, litigation, dispute or administrative proceeding of or before any court, board of arbitration, governmental authority or agency or other body which is reasonably likely to be adversely determined and, if so determined, could have a Material Adverse Effect, is pending or credibly threatened.

20.16	Compliance with laws

It has complied in all respects with all laws and regulations to which it is subject, where failure so to comply could have a Material Adverse Effect.

20.17	Licences

All licences, approvals and authorisations required for the business of a member of the Group have been obtained and are validly existing where failure to having obtained such licences, approvals and/or authorisations, or the non-valid existence of any of such licences, approvals and/or authorisations could have a Material Adverse Effect.

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20.18	Environmental laws and licences

It and each other member of the Group has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Approvals required or desirable in connection with its business; and

(c)	complied with the terms of those Environmental Approvals,
in each case where failure to do so might have a Material Adverse Effect.
20.19	Environmental releases

No:
(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this might have a Material Adverse Effect.
20.20	Security

It has not created any Security Interest over any of its assets other than as permitted by this Agreement.
20.21	Offer

(a)	BidCo has in all material respects complied with its obligations under the Offer.

(b)	No waiver or amendment to any condition of the Offer has been made by BidCo without the consent of the Majority Lenders where such waiver or amendment could reasonably be expected to be materially prejudicial to the interests of the Finance Parties.

20.22	BidCo status

Except as may arise under the Transaction Documents or the Company DPLPA, BidCo has not traded or incurred any liabilities or commitments (actual or contingent, present or future) which liabilities or commitments exceed in aggregate €25,000 prior to the Unconditional Date.

20.23	No adverse consequences

In respect of a Borrower incorporated in a country other than Germany or Luxembourg only and upon the date on which such Borrower becomes party to this Agreement:
(a)	it is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

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(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and
(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.
20.24	Repetition

(a)	The representations and warranties set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is:
(i)	expressly made by each Additional Obligor and expressly repeated by the Company on the date on which that Additional Obligor becomes an Obligor in the related Accession Agreement;

(ii)	expressly repeated by each Borrower on the date of each Request in the related Request and is deemed to be repeated on the first day of each Term;

(iii)	expressly repeated by the Company on the date it exercises the Term-out Option in the related Term-Out Request and is deemed to be repeated on the Term-Out Date;

(iv)	deemed to be repeated by the Company on the date it exercises the Extension Option in the related request; and

(v)	is deemed to be repeated by each Obligor on the Syndication Date and the General Syndication Date,
provided that the representations and warranties in Clause 20.8 (Deduction of tax), 20.9 (No filing or stamp taxes), 20.11(a) (No misleading information), 20.12(c) (Financial statements), 20.13 (No unlawful distribution), 20.14 (Pari passu ranking) shall not be repeated after the General Syndication Date and that the representation and warranty in Clause 20.21 (Offer) shall not be repeated after the Final Settlement Date and the representation and warranty contained in Clause 20.22 (BidCo status) shall not be repeated after the Unconditional Date.
(c)	When a representation and warranty in Clause 20.10(a) (No Default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Term Loan (other than the first Term for that Term Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

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21.	INFORMATION COVENANTS

21.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	its audited consolidated financial statements (and each other Obligor’s (to the extent produced)) for each of its financial years; and

(ii)	the audited consolidated financial statements of the Target for each of its financial years; and

(iii)	the audited financial statements of each Obligor and of the Target for each of its financial years; and

(iv)	its interim consolidated financial statements for each quarter of each of its financial years; and

(v)	the interim consolidated financial statements of the Target for each quarter of each of the Target’s financial years.
(b)	All financial statements must be supplied as soon as they are available and:
(i)	in the case of the Company’s and the Target’s audited consolidated financial statements, within 120 days;

(ii)	in the case of each Obligor’s and the Target’s audited financial statements, within 120 days; and

(iii)	in the case of the Company’s and the Target’s consolidated interim financial statements, within 90 days (in respect of any financial period ending on or before 31 December 2007) and (thereafter) 60 days, of the end of the relevant financial period.
(c)	The Company must supply, with each set of its audited consolidated financial statements for each of its financial years, a list of the then current Material Subsidiaries.

21.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared, unless such change would, when taken with any other change described in this paragraph (b), be immaterial in the context of the matters referred to in paragraph (d) below.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:
(i)	a full description of any change notified under paragraph (b) above; and

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(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.
(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to the definition of Material Subsidiary in Clause 1.1 (Definitions), Clause 20.12 (Financial statements), Clause 21 (Information Covenants) (other than Clauses 21.4(a)(iv) (Information – miscellaneous), 21.5 (Notification of Default) and 21.7 (Know your customer requirements)), Clause 22 (Financial Covenants) and Clause 22.5 (Additional Guarantors) of this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

21.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

21.4	Information — miscellaneous

(a)	The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:
(i)	copies of all material statements and documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which are reasonably likely, if adversely determined, to have a Material Adverse Effect;

(iii)	promptly on request, a list of the then current Material Subsidiaries;

(iv)	promptly on request, such further information regarding the financial condition, business, assets and operations and operations of any member of the Group as any Finance Party through the Facility Agent may reasonably request in connection with the Finance Documents; and

(v)	promptly any information on the assignment or loss of, or change in, any long term credit rating of the Company.

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(b)	The Company must notify the Facility Agent promptly of (i) any decision or step, in each case which is required as a matter of law and which is taken or adopted by BidCo in connection with the entry into the BidCo DPLPA, and (ii) the date on which the BidCo DPLPA has become effective.
(c)	If a capital increase in the Company is to be made, the Company shall promptly inform the Facility Agent of the date on which it expects to receive the proceeds from such capital increase.
21.5 Notification of Default
(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)	Promptly on reasonable request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two representatives (Prokuristen) of the Company (one of which being the head of treasury of the company (Leiter Corporate Finance & Treasury) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.6 Year end
     The Company must not change its financial year end.
21.7 Know your customer requirements
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Finance Party (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Finance Party shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Finance Party) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 31.6 (Additional Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges a Finance Party to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the a Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Finance Party in order for the Finance Party or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.
(e)	For the avoidance of doubt, any communication or document pursuant to this Clause 21.7 shall be sent through the Facility Agent.
22. FINANCIAL COVENANTS
22.1 Definitions
     In this Clause:
Consolidated EBITDA means the consolidated profit after tax of the Company (Ergebnis nach Steuern) before:
(a)	deduction or addition of income taxes/income and provisions on account of taxation on income (Ertragsteuern);

(b)	addition of any extraordinary income or deduction of any extraordinary expenses (außerordentliche Aufwendungen/Erträge);

(c)	addition of interest income and similar income (Zinserträge und ähnliche Erträge);

(d)	deduction of interest expenses and similar expenses (Zinsaufwendungen und ähnliche Aufwendungen);

(e)	deduction of the interest component of the addition to pension provisions and other provisions for staff costs (Zinsanteil der Zuführung zu Pensionsrückstellungen und anderen Personalrückstellungen);

(f)	deduction or addition of exchange rate differences from financing activities (Kursdifferenzen aus Finanzierungstätigkeit);

(g)	deduction or addition from measurement of interest rate derivatives (Bewertung aus Zinsderivaten);

(h)	deduction / addition on account of depreciation and amortization / write-up (non current assets) (Abschreibungen/Zuschreibungen (langfristige Vermögenswerte)); and

(i)	deduction of negative impact resulting from any inventory write-up made in the context of the purchase price allocation according to IFRS 3 No. 36, Appendix B.16d upon the first time inclusion of the Target Group into the consolidated financial position of the Group,

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provided that if (X) the Company has not repaid in full the A Term Loans at the Trigger Date from the proceeds of a cash capital increase and (Y) any business or undertaking is disposed of during a Measurement Period which ends after the Trigger Date but before the A Term Loan Final Maturity Date then:
(A)	the contribution of that business or undertaking to Consolidated EBITDA in that Measurement Period shall be deducted from Consolidated EBITDA; and

(B)	an amount equal to the contribution of that business or undertaking to Consolidated EBITDA for the Measurement Period which ended immediately prior to the disposal of that business or undertaking shall be added to Consolidated EBITDA, and provided further that Consolidated EBITDA shall be increased, for any Measurement Period ending less than 12 months after the date on which Target becomes a member of the Group, by annualising the actual contribution of the Target Group to Consolidated EBITDA during that Measurement Period, such annualisation to be effected by dividing (i) the Target Group’s actual contribution to Consolidated EBITDA for the Measurement Period by (ii) the number of days since the Target become a member of the Group, and multiplying that by 365.
Consolidated Equity means at any time (on a consolidated basis for the Company) the sum of:
(a)	general partner’s equity of the Company (Komplementärkapital gehalten von Merck OHG);

(b)	subscribed capital of the Company (gezeichnetes Kapital);

(c)	capital reserves (share premium) of the Company (Kapitalrücklagen);

(d)	retained earnings/net retained profits/consolidated items (Gewinnrücklagen/Bilanzgewinn/ Konsolidierung); and

(e)	other comprehensive income,
in the case of each of (a) through (e) above excluding (for the avoidance of doubt) any hybrid instruments, minus treasury shares (eigene Aktien);
plus at any time after the Unconditional Date, the Shortfall Amount (if any), plus any losses suffered and minus any gains incurred from asset disposals in each case after the Trigger Date if the A Term Loans have not be repaid in full from the proceeds of a cash capital increase in the Company on or before the Trigger Date, but only to the extent that such gains or losses were taken into account in calculating the net retained profits of the Company between the Trigger Date and the relevant time when Consolidated Equity is being calculated.
Consolidated Gross Debt means, at any time (on a consolidated basis for the Company) the sum of:
(a)	liabilities from bank loans and overdrafts (Verbindlichkeiten gegenüber Kreditinstituten);

(b)	liabilities from commercial paper obligations (Verpflichtungen aus Commercial Paper);

(c)	liabilities from bonds (Anleihen);

(d)	liabilities from finance lease obligations (Verbindlichkeiten aus Leasing-Verpflichtungen);

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(e)	liabilities from loans from affiliates (Darlehen von Beteiligungsunternehmen);

(f)	liabilities from loans from third parties (Darlehen von Dritten);

(g)	liabilities to related parties (Verbindlichkeiten gegenüber nahestehenden Unternehmen) to the extent treated as financial liabilities (Finanzschulden) under applicable GAAP;

(h)	other financial liabilities (sonstige Finanzschulden);

(i)	any other liabilities treated as financial liabilities (Finanzschulden) under applicable GAAP; and

(j)	liabilities from any hybrid instruments,
minus, at any time after the Unconditional Date, the Shortfall Amount (if any)
plus, if on the Trigger Date the A Term Loans have not been repaid in full from the proceeds of a cash capital increase, the aggregate net proceeds from any asset disposals after the Trigger Date which have been applied in or towards prepayment of the Term Loans.
Consolidated Total Net Debt means, at any time, Consolidated Gross Debt minus the sum of:
(i)	cash and cash equivalents (flüssige Mittel); and

(ii)	current marketable securities and financial assets (Wertpapiere und finanzielle Vermögenswerte des Umlaufvermögens), on a consolidated basis for the Company but in the case of paragraphs (i) and (ii) above excluding any cash, cash equivalents, current marketable securities and financial assets which are subject to any encumbrance or for any other reason not freely available to and controlled by the Company.
Measurement Period means a twelve month period ending on the last day of a financial quarter of the Company.
Shortfall Amount means, at any time, an amount (not being less than zero) equal to the aggregate outstanding A Term Loans immediately following the Loan Adjustment Date minus the aggregate amount of net proceeds received by the Company since the date of this Agreement from cash capital increases in the Company.
Trigger Date means the date falling 12 months after the date of this Agreement.
22.2 Interpretation
(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.
(b)	Any amount in a currency other than euros is to be taken into account at its euro equivalent calculated on the basis of the principles applied in connection with the Original Financial Statements.
(c)	No item must be credited or deducted more than once in any calculation under this Clause.

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22.3 Gearing
Subject to Clause 22.5 (Fall-Away) below, the Company must ensure that:
(a)	if, on the Loan Adjustment Date, the Company and the members of the Merck Group together own less than 75% of the Shares, Consolidated Gross Debt does not exceed at any time during any period below W times Consolidated Equity, where W has the value indicated in the table below opposite the relevant period:

Period (all dates inclusive)	W
31.12.2006 — 30.12.2007	1.40

31.12.2007 – 30.12.2008	1.25

31.12.2008 – 30.12.2009	1.00

31.12.2009 – 30.12.2010	0.80

31.12.2010 – 30.12.2011	0.80
(b)	if, on the Loan Adjustment Date, the Company and the members of the Merck Group together own 75% or more of the Shares, Consolidated Total Net Debt does not exceed at any time during any period below X times Consolidated Equity, where X has the value indicated in the table below opposite the relevant period:

Period (all dates inclusive)	X
31.12.2006 — 30.12.2007	1.45

31.12.2007 – 30.12.2008	1.40

31.12.2008 – 30.12.2009	1.20

31.12.2009 – 30.12.2010	1.00

31.12.2010 – 30.12.2011	1.00
22.4 Leverage
Subject to Clause 22.5 (Fall-Away) below, the Company must ensure that:
(a)	if, on the Loan Adjustment Date, the Company and the members of the Merck Group together own less than 75% of the Shares, Consolidated Gross Debt does not, at the end of each Measurement Period, exceed Y times Consolidated EBITDA for that Measurement Period, where Y has the value indicated in the table below opposite the month during which the end of that Measurement Period falls:

Period	Y
December 2006/March 2007/June 2007/September 2007	3.10

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December 2007/March 2008/June 2008/September 2008	2.75

December 2008/March 2009/June 2009/September 2009	2.25

December 2009 onwards	2.00
(b)	if, on the Loan Adjustment Date, the Company and the members of the Merck Group together own 75% or more of the Shares, Consolidated Total Net Debt does not, at the end of each Measurement Period, exceed Z times Consolidated EBITDA for that Measurement Period, where Z has the value indicated in the table below opposite the period during which the end of that Measurement Period falls:

Period	Z
December 2006/March 2007/June 2007/September 2007	3.75

December 2007/March 2008/June 2008/September 2008	3.50

December 2008 onwards	2.50
22.5 Fall-Away
The requirements of Clause 22.3 (Gearing) and Clause 22.4 (Leverage) shall not apply if, at the relevant time, the Fall-Away Conditions are satisfied.
22.6 Additional Guarantors
(a)	The Company must ensure that, subject to paragraph (b) below:
(i)	within 30 days of the Additional Undertaking Date or, if later, within 45 days of such person becoming a Material Subsidiary, each Material Subsidiary which is a member of the Merck Group becomes a Guarantor; and

(ii)	within 30 days of the later of:
(A)	the Additional Undertaking Date;

(B)	the date on which the BidCo DPLPA has become effective (unless the board of directors of Target objects to such guarantee and such objection is based on legitimate legal concerns which cannot be avoided by the Company by taking appropriate steps), or, if later, within 45 days of such person becoming a Material Subsidiary, Target and each Material Subsidiary which is a member of the Target Group becomes a Guarantor.
(b)	The Company need not perform its obligations under paragraph (a) above:
(i)	if the accession of a Material Subsidiary to this Agreement as a Guarantor would result in an event of default under any finance instrument or agreement binding on such Material Subsidiary in existence at the date hereof which event of default would cause a breach of Clause 24.7 (Cross default); or

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(ii)	if it is unlawful for the relevant Material Subsidiary to become a Guarantor and/or that Material Subsidiary becoming a Guarantor could result in a personal liability for that Material Subsidiary’s directors or management. Each Obligor must use, and procure that the relevant Material Subsidiary uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability (including without limitation agreeing appropriate limitations to the terms of the guarantee); or

(iii)	in respect of a Material Subsidiary which is only required to become a Guarantor because it is a Material Subsidiary by virtue of the operation of paragraph (g) of the definition of Material Subsidiary in Clause 1.1 (Definitions); or

(iv)	in respect of a Material Subsidiary (other than the Target) which is a public company listed on a stock exchange (börsennotiert) on the date of this Agreement and on the Unconditional Date but only for so long as it remains a public listed company.
23. GENERAL COVENANTS
23.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.
23.2 Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and

(b)	supply certified copies to the Facility Agent of any authorisation required (if any) under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.
23.3 Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply could materially impair its ability to perform its obligations under the Transaction Documents.
23.4 Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security Interest over any of its assets.
(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

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(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any Security Interest created under a document listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security Interests exceeds the amount stated in that Schedule;

(ii)	any Security Interest created under the Security Documents;

(iii)	any Security Interest created under the Debt Securities Documents provided that equivalent Security is or has been granted to the Finance Parties and such Security ranks at least pari passu with the Security granted for the benefit of the creditors secured by way of a Security Interest created in reliance on this subparagraph (iii);

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security Interest arising under customary general business conditions of any bank with whom a member of the Group maintains a banking relationship in the ordinary course of business;

(vi)	any Security Interest over or affecting any asset acquired (such Security existing at the time of acquisition of the relevant asset) by a member of the Group after the date of this Agreement if:
(A)	the Security Interest was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security Interest is removed or discharged within six months of the date of acquisition of such asset, unless the value of the Security does not exceed €10,000,000 per each single acquisition or a total of €50,000,000 for all acquisitions in a financial year;
(vii)	any Security Interest over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security Interest is created prior to the date on which that company becomes a member of the Group, if:
(A)	the Security Interest was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security Interest is removed or discharged within six months of that company becoming a member of the Group, unless the value of the Security does not exceed

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€10,000,000 per each single acquisition or a total of €50,000,000 for all acquisitions in a financial year;
(viii)	any Security Interest arising in connection with a retention of title arrangement entered into in the ordinary course of business;

(ix)	any Security Interest securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security Interest other than any permitted under paragraphs (i) to (viii) above) does not exceed an aggregate maximum amount, at any time outstanding, prior to the end of the Clean-Up Period €75,000,000 and thereafter €100,000,000 (or its equivalent in another currency or currencies).
23.5 No change in distribution rules
The Company shall procure that the rules of distribution of profits (Gewinnverteilung) under its articles of association are not amended in a way detrimental to the Company, other than any change relating to the result pooling between the Company and Merck OHG which is (i) in line with arm’s length principles and (ii) not prejudicial to the interests of the Lenders with respect to the capability of the Company to perform its obligations under the Finance Documents in any significant respect.
23.6 Disposals
(a)	The Company shall not sell, lease, transfer or otherwise dispose of any of its shares in BidCo and shall not and shall procure that no member of the Group shall sell, lease, transfer or otherwise dispose of any Shares.
(b)	The Company shall not sell, lease, transfer or otherwise dispose of any of its assets to any other Obligor.
(c)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.
(d)	Paragraph (c) above does not apply to any sale, lease, transfer or other disposal of an asset:
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	at fair market value for Cash or Cash Equivalents where the proceeds are applied in accordance with Clause 11.5 (Mandatory prepayment – disposals);

(iii)	consisting of the payment of cash as consideration for the acquisition of any asset from a third party at arm’s length on normal commercial terms;

(iv)	which is redundant;

(v)	made as a result of a solvent liquidation (other than of an Obligor) or reorganisation (Umwandlung) of any member of the Group which is not prohibited pursuant to Clause 23.8 (Merger);

(vi)	on arm’s length terms by a member of the Merck Group or the Target Group to member of the Merck Group;

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(vii)	pursuant to a lease (Vermietung) of assets which are not required for the business operations of the member of the Group leasing out such asset;

(viii)	any disposal pursuant to Clause 23.8 (Merger), Clause 23.16 (Loans out), Clause 23.18 (Cash Management) and Clause 23.19 (Profit and loss transfer agreement);

(ix)	in exchange for other assets comparable or superior as to type, value and quality for cash which is payable in full on the completion of the sale and is to be, and is, applied in or towards the purchase of similar assets within nine months; or

(x)	on arm’s length terms for Cash or Cash Equivalents where the Net Proceeds of all such disposals do not exceed €200,000,000 in any financial year of the Company.
The exceptions set forth in this paragraph (d) do not apply to paragraph (a) or (b) above.
23.7 Acquisitions
(a)	Unless the Fall-Away-Conditions are satisfied, no member of the Group may make any acquisition of or investment in a business.
(b)	Paragraph (a) does not apply to:
(i)	acquisitions or investments made in the ordinary course of trade;

(ii)	the acquisition of Shares;

(iii)	any investment of a type referred to in the definitions of Cash and Cash Equivalent Investments;

(iv)	any acquisition or investment approved by the Majority Lenders;

(v)	any acquisition from or investment in another member of the Merck Group or a new company which is a member of the Merck Group; or

(vi)	acquisitions where the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of the acquisition (when aggregated with the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company) of any other acquisition not allowed under the preceding sub-paragraphs) does not exceed €300,000,000 or its equivalent in any financial year of the Company.
23.8 Merger
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into or implement any demerger, merger, transformation or corporate reconstruction other than:
(a)	a merger of a wholly owned Subsidiary of the Company (not being Target or BidCo) with another wholly owned Subsidiary of the Company (not being Target or BidCo);

(b)	a merger at fair market value of a member of the Group (not being the Company or Target or BidCo):

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(i)	with a member of the Group (not being the Company or Target or BidCo); or

(ii)	with a person not being a member of the Group provided that the surviving entity remains a member of the Group;
(c)	a merger of BidCo into the Company if it can be demonstrated to the Facility Agent prior to the implementation of the merger that such merger has no adverse impact on the interests of the Finance Parties under the Finance Documents (including without limitation the pledges created under the Share Pledges);

(d)	a demerger (not involving the Company or Target or BidCo) into two or more members of the Group not being the Company or Target or BidCo; or

(e)	a transformation or corporate reconstruction (not involving the Company or Target or BidCo) provided that the relevant member of the Group remains a member of the Group.
23.9 Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors, BidCo, Target or the Group taken as a whole from that carried on at the date of this Agreement.
23.10 Insurance
Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain or be protected by insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, insured against as a matter of market practice by prudent companies located in the same or a similar location and carrying on a similar business, where failure to do so could have a Material Adverse Effect.
23.11 Environmental undertakings
Each Obligor shall (and the Company shall ensure that each other member of the Group will):
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Approvals required or desirable in connection with its business; and

(c)	comply with the terms of all those Environmental Approvals,
in each case where failure to do so could have a Material Adverse Effect.
23.12 Environmental claims
Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly notify the Facility Agent of any Environmental Claim which, if substantiated, could have a Material Adverse Effect.
23.13 Pari Passu
Each Obligor shall ensure that at all times the claims of Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors, save those

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claims which are mandatorily preferred by any insolvency, bankruptcy, liquidation or other similar laws of general application.
23.14 Change of fiscal year
Each Obligor shall (and the Company shall ensure that each other member of the Group will) notify the Facility Agent of any change in the fiscal year of such Obligor or members of the Group.
23.15 Guarantees
No Obligor shall (and the Company shall ensure that no other member of the Group will) grant or permit to be outstanding any Surety other than a Surety:
(a)	existing at the date of this Agreement and disclosed to the Facility Agent prior to or on the date of this Agreement;

(b)	in connection with the Finance Documents;

(c)	in the ordinary course of trading;

(d)	in connection with Permitted Financial Indebtedness of members of the Group provided that nothing in this paragraph (d) shall be interpreted so as to permit any Subsidiary to grant or to permit to be outstanding any Surety in respect of any obligations (whether present or future, actual or contingent and whether incurred as principal or as surety) of the Company;

(e)	created pursuant to or in connection with the Debt Securities Documents provided that equivalent Surety is or has been granted to the Finance Parties and the claims of the Finance Parties under such Surety rank at least pari passu with the claims of the creditors secured by way of Surety in reliance on this paragraph (e);

(f)	granted by the Company in connection with Financial Indebtedness of Merck Finanz;

(g)	by which it accepts personal liability for the fulfilment of obligations of:
(i)	a member of the Group other than in connection with Permitted Financial Indebtedness of the relevant member of the Group;

(ii)	a person other than a member of the Group; or

(iii)	a member of the Group in connection with acquisitions or disposals permitted by this Agreement, provided that the nominal amount of the Sureties referred to in paragraphs (i) and (ii) above do not exceed at any time an overall amount of €100,000,000 (excluding the Bracco Guarantee) provided that prior to the end of the Clean-Up Period (as defined in Clause 4.1 (Defined terms) no member of the Merck Group may grant or permit to be outstanding any Surety in respect of any obligations (whether present or future, actual or contingent and whether incurred as principal or as surety) of a member of the Target Group; or
(h)	the Bracco Guarantee.

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23.16 Loans out
(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.
(b)	Paragraph (a) does not apply to:
(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loans made by a member of the Group to another member of the Group provided that prior to the end of the Clean-Up Period (as defined in Clause 4.1 (Defined terms)) no member of the Merck Group may grant any loans to a member of the Target Group;

(iii)	Financial Indebtedness not otherwise allowed under the preceding subparagraphs the amount of which (when taken together with the aggregate actual or contingent liability under any guarantees permitted under Clause 23.15(g) (Third party guarantees)) does not exceed €100,000,000.
23.17 Subsidiary indebtedness
The Company shall ensure that no member of the Group other than the Company and, subsequent to the date on which all Term Loans have been repaid only, Merck Finanz will incur any Financial Indebtedness other than Permitted Financial Indebtedness.
23.18 Cash Management
(a)	The Company shall use all commercially and legally reasonable efforts (wirtschaftlich und rechtlich zumutbare Anstrengungen) in order to ensure that none of its Subsidiaries (other than Merck Finanz) will at any time hold Cash or Cash Equivalents greater than for their projected cash flow requirements for the foreseeable future (the amount of such excess being the Cash Balance) and that any such Cash Balance shall be lent by such member of the Group to the Company within the framework of the cash pooling system operated by the Merck Group or otherwise.
(b)	The Company shall not be obliged at any time to procure that a Subsidiary lend any Cash Balance under paragraph (a) to the Company:
(i)	at a time when to do so would cause the relevant Subsidiary (despite such Subsidiary using all reasonable efforts to avoid the relevant Tax liability) to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date;

(ii)	if despite using all commercially and legally reasonable efforts (wirtschaftlich und rechtlich zumutbare Anstrengungen) (including providing for appropriate commercial terms as well as information and termination rights each in respect of the loans made to the Company) to do so could breach any applicable law or result in a personal liability for the Subsidiary or its directors or management; or

(iii)	if it involves an amount which is less than €10,000,000.
23.19 Profit and loss transfer agreement
Each Obligor undertakes not to, and the Company shall procure that no member of the Group will, enter into a profit and loss transfer agreement (Ergebnisabführungsvertrag), silent partnership

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agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any similar arrangement having as a consequence that a third party not being an Obligor/member of the Group shares in the profits of any Obligor or any member of the Group or exercises control over any Obligor or any member of the Group, except for:
(a)	any such agreement between an Obligor as transferor of profits on the one side and the Company as transferee of profits on the other;

(b)	a joint venture agreement entered into with a party not being a member of the Group on arm’s length basis provided that such joint venture agreement provides for an adequate consideration (Gegenleistung) on arm’s length basis;

(c)	silent partnership agreement or similar arrangement entered into with a party not being a member of the Group on arm’s length basis provided that such silent partnership agreement or similar arrangement provides for an adequate consideration (Gegenleistung) on arm’s length basis and further provided that the total shares in profit of any member of the Group held by such third parties under all silent partnership agreements or similar arrangements does not exceed in the aggregate €10,000,000 of the consolidated profits of the Group in any financial year during the term of this Agreement; or

(d)	the BidCo DPLPA and the Company DPLPA.
23.20 Intellectual property
Each Obligor shall (and the Company shall ensure that each other member of the Group will) obtain, safeguard and maintain all intellectual property rights which are necessary in any material respect for the conduct of the business of the Group as conducted from time to time.
23.21 Licences
Each Obligor shall and the Company shall procure that each other member of the Group validly obtains and maintains in full force and effect all material licences, approvals and authorisations required for the business of that member of the Group where failure to validly obtain or maintain in full force and effect such licenses, approvals and/or authorisations could have a Material Adverse Effect.
23.22 Additional covenants
(a)	After the Additional Undertaking Date, the Company shall, and shall procure that each member of the Group shall, take such steps as might be necessary (including disposals of assets) to ensure that, on the A Term Loan Final Maturity Date, the Company has a rating of BBB- or better from S&P and a rating of Baa3 or better from Moody’s, unless the Super Majority Lenders otherwise agree.
(b)	The Company agrees that, upon notice given by the Simple Majority Lenders (the Debt Securities Notice) at any time following the Additional Undertaking Date, the Company will initiate all necessary steps such that the Company or another member of the Group (the Issuer) will issue and sell on or before the date falling 21 months after the date of this Agreement, such aggregate principal amount of debt securities denominated in euro and/or USD, in one or more series (potentially including a PIK (payment in kind) tranche), (the Securities) as will generate gross proceeds sufficient to repay the A Term Loan Facility in full, provided, however, that:
(i)	the Company will procure that no person is appointed as a bookrunner or lead manager in respect of the issue of the Securities unless such person is a Lender (or the Affiliate of a

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Lender) which became party to this Agreement as a Lender on or before the General Syndication Date;

(ii)	such Securities will be issued through a private placement for resale pursuant to Rule 144A and/or Regulation S in the European or the US high yield market;

(iii)	such Securities will not mature any earlier than the Revolving Credit Final Maturity Date and will contain such terms, covenants, events of default, ranking provisions, redemption and other provisions as are consistent with high-yield financings of this type; and

(iv)	such Securities will bear a fixed rate of interest based on then prevailing market conditions provided that, without the Company’s consent:
(A)	the cash interest rate per annum payable on the Securities shall not exceed 9%; and

(B)	the total interest rate per annum shall not exceed 10% (on a weighted average basis across all series).
(c)	If, following a release of the Security Documents entered into to create security over the Shares pursuant to Clause 25.17 (Release of Security) and assuming for these purposes that such release had not been granted, the conditions for a release provided for in Clause 25.17 (Release of Security) are no longer satisfied then the Company and BidCo will at their expense enter into new security documents substantially similar to those in force at the date of this Agreement, in order to ensure that the Security Agent (for the Finance Parties) and, as the case may be, the other Finance Parties benefit from security over the shares in BidCo and all Shares owned by any member of the Group.
23.23 Post Closing steps
(a)	If the Company and any other member of the Merck Group together own less than 75 % of the Shares on or after the Final Settlement Date, it shall use commercially and legally reasonable efforts (wirtschaftlich und rechtlich zumutbare Anstrengungen) to increase its direct or indirect shareholding in the Target to at least 75 % of the Shares.
(b)	If the Company and any other member of the Merck Group together own less than 75 % of the Shares on or after the Final Settlement Date, it shall use commercially and legally reasonable efforts (wirtschaftlich und rechtlich zumutbare Anstrengungen) to ensure that the BidCo DPLPA becomes effective.
(c)	The Company shall use its reasonable best efforts to ensure that the BidCo DPLPA is in full force and effect no later than the date falling fifteen months after the date on which the Company and any other member of the Merck Group together first own 75 % or more of the Shares (the Original BidCo DPLPA Registration Date) provided that such date will be extended to a date falling six months after the Original BidCo DPLPA Registration Date (the Extended BidCo DPLPA Registration Date) if the BidCo DPLPA is not in full force and effect on the Original BidCo DPLPA Registration Date and all of the following conditions are met on the Original BidCo DPLPA Registration Date:
(i)	Target has filed for registration of the BidCo DPLPA with the competent commercial register (Handelsregister) promptly after each of the shareholders’ meetings of Target and BidCo have adopted resolutions approving the BidCo DPLPA;

(ii)	such filing in paragraph (i) has not been registered by the competent commercial register of Target and the competent commercial register judge has stayed the registration solely due to

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shareholders of Target having contested the shareholders’ resolution approving the BidCo DPLPA; and

(iii)	Target has promptly filed for release proceedings (Freigabeverfahren) with the competent court in order to achieve registration;
(d)	The Company shall procure that the ownership of any Shares owned by any member of the Merck Group (other than BidCo and/or Merck OHG) is promptly transferred to BidCo provided that no Shares need to be transferred to BidCo prior to BidCo owning more than 50 % of the Shares and further provided that no Shares which have been pledged to the Finance Parties under a Share Pledge entered into by the Company as pledgor need to be transferred to BidCo.
(e)	The Company shall procure that any Share registered on a US national securities exchange, including, without limitation the American Depositary Shares are promptly delisted from the New York Stock Exchange once the prerequisites for such delisting are satisfied and that the Shares represented by the American Depositary Shares are credited to the securities account subject to the Share Pledge in favour of the Finance Parties.
24. DEFAULT
24.1 Events of Default
Each of the events or circumstances set out in this Clause is an Event of Default.
24.2 Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date after the Facility Agent has notified the relevant Obligor and the Company of the non-payment.
24.3 Financial covenants
An Obligor does not comply with any provision of Clause 22 (Financial Covenants).
24.4 Offer default
An Obligor does not comply with any provision of Clause 4 (The Offer) other than Clause 4.1 (Defined terms), Clause 4.4 (Certain Funds) and Clause 4.5 (Clean-Up Period).
24.5 Other obligations
(a)	An Obligor does not comply with any provision (other than those referred to in Clause 24.2 (Non-payment), 24.3 (Financial covenants) or 24.4 (Offer default)) of any Finance Document.
(b)	No Event of Default under this Clause 24.5 (Other obligations) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

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24.6 Misrepresentation
Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made and is not remedied, if capable of remedy, within 15 Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.
24.7 Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due (unless, in case of a member of the Group other than an Obligor, the relevant Financial Indebtedness is paid within five Business Days upon becoming due) nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), unless, in case of a member of the Group other than an Obligor, the relevant Financial Indebtedness or guarantee is repaid within five Business Days upon being declared to be or otherwise becoming due and payable.
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), unless in case of a member of the Group other than an Obligor, that event of default is remedied within five Business Days.
(e)	No Event of Default will occur under this Clause 24.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €25,000,000 (or its equivalent in any other currency or currencies), provided that, during the Offer Period only, no event of default will occur under this Clause 24.7 if the aggregate amount of commitment for Financial Indebtedness falling within paragraph (c) above is less than €100,000,000 (or its equivalent in any other currency or currencies) and the aggregate amount of Financial Indebtedness falling within paragraphs (a), (b) and (d) above is less than €25,000,000 (or its equivalent in any other currency or currencies).
24.8 Adverse judgement
An enforceable judgement or order for the payment of an amount exceeding €5,000,000 (or its equivalent in any other currency) is rendered against any member of the Group and such judgement or order upon demand remains unsatisfied or no other steps preventing enforcement (Abwendung der Zwangsvollstreckung) are successfully taken for a period of 20 Business Days.
24.9 Insolvency
Any:
(a)	Obligor;

(b)	member of the Group located in Germany; or

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(c)	member of the Group which is a Material Subsidiary and is located outside of Germany, is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling any of its indebtedness.
24.10 Insolvency proceedings
(a)	With respect to any member of the Group located in Germany a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or threatened to be filed (such threat not to be frivolous) or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set forth in Sections 17 and 19 of the German Insolvency Code (Insolvenzordnung), in particular such member of the Group is unable to honour its obligations as they fall due (Zahlungsunfähigkeit) or becomes overindebted (Überschuldung); or
(b) with respect to any Obligor or Material Subsidiary located outside Germany:
(i)	any order (provisional or final) is made or applied for (and such application not to be frivolous) or resolution passed for the suspension of payments or dissolution, termination of existence, liquidation, winding-up, bankruptcy, insolvency, judicial management or curatorship; or

(ii)	a moratorium in respect of all or any debts or a composition or an arrangement with creditors or any similar proceeding or arrangement by which its assets are submitted to the control of its creditors is ordered, declared or applied for; or

(iii)	a liquidator, trustee, administrator, receiver, arranger or similar officer is appointed in respect of an Obligor or a Material Subsidiary or in respect of all or a substantial part of its assets; or

(iv)	anything having a substantially similar effect to any of the events specified in paragraphs (i) to (iii) above shall occur under the laws of any jurisdiction.
24.11 Winding-up
Any member of the Group takes any corporate action, or other steps are taken or legal proceedings are started, for the winding-up of the business or assets of any member of the Group, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or of any of their respective assets, and (in the case of a non-Obligor only) which, in the reasonable opinion of the Majority Lenders after consultation with the Group’s auditors (if and to the extent the Group’s auditors are available for such consultation and such consultation does not prolongate the decision making of the Majority Lenders), may have a Material Adverse Effect on any Obligor’s ability to perform its obligations hereunder.
24.12 Creditors’ process
Any expropriation, attachment, sequestration, distress, execution or other legal process in relation to an aggregate amount of at least €5,000,000 affects any asset or assets of a member of the Group and is not discharged within 20 Business Days.
24.13 Ownership of the Obligors / Target
     (a) An Obligor (other than the Company) ceases to be a Subsidiary of the Company.

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(b)	Target, after having become a Subsidiary of the Company, ceases to be a Subsidiary of the Company.
24.14 Cessation of business
Any Obligor ceases to carry on the business it carries on at the date of this Agreement.
24.15 Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents, including, for the avoidance of doubt, the obligations of the Company under the Guarantee.
24.16 Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
24.17 Finance Documents
The validity or enforceability of the Finance Documents or rights or remedies of any Finance Party under the Finance Documents (including the Guarantee in Clause 19 (Guarantee)) are adversely affected in a material way.
24.18 Effectiveness of BidCo DPLPA
The BidCo DPLPA is not in full force and effect on the Original BidCo DPLPA Registration Date or, if applicable, the Extended BidCo DPLPA Registration Date (or such later date agreed by the Simple Majority Lenders).
24.19 Lapse of Domination Agreement
(a)	At any time the Company DPLPA is terminated and/or ceases to be in full force and effect.
(b)	At any time after the BidCo DPLPA has entered into full force and effect, the BidCo DPLPA is terminated and/or ceases to be in full force and effect.
24.20 Material adverse change
At any time when the Fall-Away-Conditions are not satisfied, any event or series of events (whether related or not) occurs which constitutes or is reasonably likely to constitute a material adverse change in the assets, business or financial condition of the Company or the Group taken as a whole.
24.21 Acceleration
On and at any time after the occurrence of an Event of Default which is outstanding the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)	cancel (kündigen) the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare (kündigen) that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

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25. THE ADMINISTRATIVE PARTIES
25.1 Appointment and duties of the Facility Agent
(a)	Each Finance Party (other than the relevant Agent) irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.
(b) Each Finance Party irrevocably authorises each Agent to:
(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the relevant Agent on its behalf.
(c)	Each Finance Party hereby exempts each Agent from the restrictions set out in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
(d)	The Agents have only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.
25.2 Role of the Arrangers
Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.
25.3 No fiduciary duties
(a)	Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person, except for the Security Agent in relation to the Security Documents; and
(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys, save as expressly provided for in the Finance Documents.
25.4 Individual position of an Administrative Party
(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.
(b)	Each Administrative Party may:
(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

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25.5 Reliance
Each Agent may:
(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(e)	act under the Finance Documents through its personnel and agents.
25.6 Majority Lenders’ instructions
(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders.
(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.
(d)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:
(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.
25.7 Responsibility
(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document including the Information Memorandum.
(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

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(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.
25.8 Exclusion of liability
(a)	Neither Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.
(c)	No Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.
(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.
(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.
25.9 Default
(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.
(b) If an Agent:
(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than any Agent or an Arranger) under this Agreement, it must promptly notify the other Finance Parties.

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25.10	Information
(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.
(b)	Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither Agent has any duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.
(d)	In acting as an Agent, the agency division of each Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.
(e)	No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.
(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as an Agent.
25.11	Indemnities
(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as an Agent (unless that Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.
(b)	If a Party owes an amount to any Agent under the Finance Documents, that Agent may, after giving notice to that Party:
(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount. That Party will be regarded as having received the amount so deducted.
25.12	Compliance
Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at

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the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.
25.13	Resignation
(a)	Each Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Company.
(b)	Alternatively, each Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent.
(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.
(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.
(e)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when:
(i)	the successor Agent notifies all the Parties that it accepts its appointment;

(ii)	in the case of the Security Agent, the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been, to the extent necessary, transferred to or into (and where required registered in) the name of the proposed successor Security Agent.
On giving the notification, the successor Agent will succeed to the position of the relevant Agent and the term Facility Agent, Swingline Agent or, as the case may be, Security Agent will mean the successor Agent.
(f)	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Facility Agent or, as the case may be, the Security Agent under the Finance Documents.
(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.
(h)	The Majority Lenders may, by notice to the relevant Agent, require it to resign under paragraph (b) above.
(i)	The Obligors will (at their own expense) take such action and execute such documents as may be required by the Security Agent so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.
25.14	Relationship with Lenders
(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary provided that no such notice may be given unless the Lender has paid a fee of €2,500 to the Facility Agent.

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(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.
(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.
25.15	Swingline Facility
Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Swingline Lender must indemnify the Swingline Agent for its Pro Rata Share of any liability or loss incurred by the Swingline Agent which relates solely to it acting as the Swingline Agent under the Swingline Facility, except to the extent that the liability or loss is caused by Swingline Agent’s gross negligence or wilful misconduct.
25.16	Role of the Security Agent
The Security Agent shall hold or as the case may be administer the Security Interests created under the Security Documents to which it is party as agent and security trustee for its own and the Finance Parties’ benefit, shall apply all payments and other benefits received by reason thereof, or otherwise realised thereunder and shall have the rights, duties, remedies and exonerations, in each case as provided in the Security Trust Agreement.
25.17	Release of Security
Notwithstanding Clause 23.22 (Additional covenants) the Finance Parties undertake to release the Security Interests created in their favour under the Security Documents upon request to that effect by the grantor of the relevant Security Interest if, at that time and the point of time the Security Interest is effectively released, the Fall-Away-Conditions are satisfied and will do anything requested by the Security Agent to give effect to this Clause.
25.18	Notice period
Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.
26.	EVIDENCE AND CALCULATIONS

26.1	Accounts
     Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate for the purpose of any litigation or arbitration proceedings.
26.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

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26.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.
27.	FEES

27.1	Facility Agent’s fee
The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.
27.2	Security Agent’s fee
The Company must pay to the Security Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Security Agent and the Company
27.3	Arrangement fee
The Company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.
27.4	Commitment fee
(a)	The Company must pay to the Facility Agent for each Lender a commitment fee from the date of this Agreement to the end of the relevant Availability Period calculated on the undrawn, uncancelled amount of each Lender’s Commitment at a rate for each Facility of:
(i)	until the earlier of (A) the date falling 120 days after the date of this Agreement and (B) the Settlement Date, 0.15% per annum; and

(ii)	thereafter, 40% of the applicable Margin for the Facility to which that Commitment relates.
(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in part or in full.
27.5	Term-out Option Fee
(a)	The Company must pay to the Facility Agent for each Lender a Term-out Option fee on the Term-out Date.
     (b) The Term-out Option fee shall be calculated at a rate of:
(i)	0.10 per cent of the amount of the A Term Loans in respect of which the Term-out Option is exercised, if that amount is greater or equal than one half of the A Total Term Loan Commitments at the date of this Agreement; and

(ii)	otherwise 0.05 per cent of the amount of the A Term Loans in respect of which the Term-out Option is exercised.

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28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity
(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
28.2	Other indemnities
(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.
(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:
(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.
28.3	Break Costs
(a)	Each Borrower must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.
(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:
(i)	the interest (excluding the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last

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day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term, exceeds
(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.
(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.
29.	EXPENSES

29.1	Initial costs
The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.
29.2	Subsequent costs
The Company must pay to the Facility Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) and any document under which any Security Interest is released pursuant to Clause 25.17 (Release of Security) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.
29.3	Enforcement costs
The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:
(a)	the enforcement of, or the preservation of any rights under, any Finance Documents; or

(b)	(to the extent such costs and expenses are reasonably incurred) any proceedings instituted by or against any Agent as a consequence of it entering into a Security Document.
30.	AMENDMENTS AND WAIVERS

30.1	Procedure
(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.
(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

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(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.
30.2	Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	Clauses 2.6 (Nature of a Finance Party’s rights and obligations), 2.7 (Parallel Debt), 2.8 (Security Agent as Joint and Several Creditor), 11.2 (Mandatory prepayment — change of control), 11.3 (Unlawful Distributions (Unerlaubte Entnahme)), 11.4 (Mandatory prepayment — fundraising and dividends), 11.5 (Mandatory prepayment — disposals), 11.7 (Application of Net Proceeds and Net Funds), 19 (Guarantee) or this Clause, may only be made with the consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.
(c)	Any release of security or a guarantee (otherwise than as expressly provided for in any Finance Document or pursuant to an enforcement action) requires the consent of all Lenders.
(d)	Any amendment or waiver which directly or indirectly affects the certainty of funds provided for in Clause 4.4 (Certain Funds) on which the Certain Funds Letter is based requires the consent of Deutsche Bank AG in its capacity as provider of such Certain Funds Letter.
(e)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.
(f)	Clause 23.22(a) (Additional covenants) may only be amended or waived with the agreement of the Super Majority Lenders.

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30.3	Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.
30.4 Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
31.	CHANGES TO THE PARTIES

31.1	Assignments and transfers by Obligors
No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.
31.2	Assignments and transfers by Lenders; participations and sub-participations
(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time:
(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations (Vertragsübernahme), to any other person (the New Lender).
(b)	Unless the Company and the Facility Agent otherwise agree, an assignment of a part of its rights and a transfer of part of its rights and obligations under this Agreement by an Existing Lender must be in a minimum amount of €2,500,000.
(c)	Other than as set out in paragraph (d) below, the consent of the Company is not required for any assignment or transfer pursuant to this Clause 31.
(d)	A transfer of rights and obligations by any Existing Lender under the Revolving Credit Facility shall not be made without the consent of the Company. The consent of the Company to a transfer of rights and obligations by any Existing Lender under the Revolving Credit Facility must not be unreasonably withheld or delayed, provided that the Existing Lender has disclosed the identity of the New Lender to the Company in its request for the consent of the Company. The Company will be deemed to have given its consent to a transfer of rights and obligations by any Existing Lender under the Revolving Credit Facility 10 Business Days after the Existing Lender has requested it, unless consent is expressly refused by the Company within that time. The consent of the Company is not required if the New Lender is another Lender or an Affiliate of a Lender or an Event of Default has occurred.

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(e)	An assignment will only be effective on receipt by the Facility Agent of written confirmation by the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.
(f)	No Lender may transfer any of its Commitment in whole or in part unless it rateably transfers its rights resulting from its participation in any related existing Loans of the same designation as the Commitment.
(g)	Any transfer shall be effective only if the procedures set out in Clause 31.3 below are complied with.
(h)	Unless the Facility Agent otherwise agrees, the New Lender to whom rights and obligations are to be transferred must pay to the Facility Agent for its own account, on or before the Transfer Date (as defined in Clause 31.3 below), a fee of €2,500.
(i)	Notwithstanding the provisions of this Clause 31, a Lender may enter into any participation or sub-participation in relation to, or any other transaction under which payments are made by reference to, this Agreement, or which transfers a beneficial interest in a Lender’s rights under this Agreement, or grant a security interest in its rights under this Agreement, provided that no person other than a Lender or an Affiliate of a Lender may, without the consent of the Company (unless an Event of Default is outstanding), obtain direct rights or claims against the Company or any other Borrower as a result of that participation, subparticipation, other transaction, transfer of beneficial interest or grant of security interest.
31.3	Procedures for transfers (Vertragsübernahme)
     (a) In this Subclause Transfer Date means, for a Transfer Certificate, the later of:
(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.
(b)	A transfer is effected if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate, with such amendments as the Facility Agent approves in agreement with the Company to achieve a substantially similar effect; and

(ii)	the Facility Agent executes it (which it shall do as soon as practicable).
(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:
(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the transfer in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and will cease to have those rights; and

(iii)	the New Lender shall become a Party as a “Lender”.

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(e)	The Facility Agent shall notify the Company without undue delay of any transfer having been effected pursuant to this Clause.
31.4	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for:
(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:
(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by an Obligor of its obligations under any Finance Document or any other documents, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires an Existing Lender to:
(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.
31.5	Costs resulting from change of Lender or Facility Office
If:
(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

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31.6	Additional Obligors
(a)	If:
(i)	the Company requests that one of its wholly-owned Subsidiaries (other than Target or any of its Subsidiaries) becomes an Additional Obligor; or

(ii)	the Company is required to make one of its wholly-owned Subsidiaries an Additional Obligor, it must give not less than 10 Business Days prior notice to the Facility Agent (who must promptly notify the Lenders).
(b)	If the accession of an Additional Obligor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.
(c)	If one of the wholly-owned Subsidiaries of the Company is to become an Additional Obligor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(d)	The prior consent of all the Lenders is required for the accession of an Additional Borrower.
(e)	The relevant Subsidiary will become an Additional Obligor when the Facility Agent is satisfied that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it and has counter-signed the Accession Agreement. Each Party (other than the Company) irrevocably authorises the Facility Agent to counter-sign and thereby ratify on its behalf any duly completed Accession Agreement and for these purposes each Party (other than the Company) hereby releases the Facility Agent from the restrictions provided for in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Facility Agent must give notification to the other Finance Parties and the Company of it being so satisfied and having countersigned the Accession Agreement as soon as reasonably practicable.
(f)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.
31.7	Resignation of an Obligor (other than the Company)
(a)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.
(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:
(i)	in the case of a Guarantor, the Guarantor is being disposed of by way of a Third Party Disposal and the Company has confirmed that this is the case or all Lenders have consented to the Resignation Request;

(ii)	in the case of a Borrower, all Lenders have consented to the Resignation Request;

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(iii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request;

(iv)	the Company has confirmed that the proceeds stemming from such disposal will be applied in accordance with Clause 11.5 (Mandatory prepayment — disposals) and Clause 11.7 (Application of Net Proceeds and Net Funds); and

(v)	no amount owed by that Obligor under this Agreement or any other Finance Document is still outstanding.
(c)	The Obligor will cease to be a Borrower and/or a Guarantor, as appropriate, when the Facility Agent counter-signs the Resignation Request and gives the notification referred to in paragraph (b) above. Each Party (other than the Company) irrevocably authorises the Facility Agent to counter-sign and thereby ratify on its behalf any duly completed Resignation Request and for these purposes each Party (other than the Company) hereby releases the Facility Agent from the restrictions provided for in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
(d)	An Obligor (other than the Company) may also cease to be an Obligor in any other manner approved by the Majority Lenders.
31.8 Changes to the Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
32.	DISCLOSURE OF INFORMATION
(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any rating agency;

(vii)	to the extent allowed under paragraph (b) below;

(viii)	to another Obligor; or

(ix)	with the agreement of the relevant Obligor.

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(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of assignment, transfer, participation or other agreement in relation to this Agreement (a participant):
(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.
However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above and the participant must have entered into a Confidentiality Undertaking.
(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.
33.	SET-OFF
A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
34.	PRO RATA SHARING

34.1	Redistribution
If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner (excluding any discharge pursuant to Clause 11.8 (Excluded participation in prepayment)) other than in accordance with this Agreement (a recovery), then:
(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).
34.2	Effect of redistribution
(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.
(b)	When the Facility Agent makes a distribution under paragraph (a) above, each Finance Party which has shared in that redistribution will assign to the recovering Lender that part of its own corresponding claim against the relevant Obligor which equals its share in that redistribution and subsequently to such assignments being effected, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, payable as and of the type originally discharged.

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(c)	If:
(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery, each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the assignments in paragraph (b) above will be reversed to the extent of the reimbursement.
34.3	Exceptions
Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:
(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:
(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
35.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
36.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
37.	NOTICES

37.1	In writing
(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax.
(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

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37.2	Contact details
(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Frankfurter Strasse 250
64293 Darmstadt
Germany
Fax number:	+49 6151 72 6570
Attention:	Head of Corporate Finance & Treasury.
(c)	The contact details of the Facility Agent for this purpose are:

Address:	2, boulevard Konrad Adenauer
L-1115 Luxembourg
Fax number:	+352 421 22 287
Attention:	Anke Budzisch.
(d)	The contact details of the Swingline Agent for this purpose are:

Address:	2, boulevard Konrad Adenauer
L-1115 Luxembourg
Fax number:	+352 421 22 287
Attention:	Anke Budzisch.
(e)	The contact details of the Security Agent for this purpose are:

Address:	2, boulevard Konrad Adenauer
L-1115 Luxembourg
Fax number:	+352 421 22 287
Attention:	Anke Budzisch.
(f)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.
(g)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
37.3	Effectiveness
(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted or if by fax, when actually received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

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(c)	A communication to the Facility Agent will only be effective on actual receipt by it.
37.4	Electronic communication
(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or in other electronic means, if the relevant Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any communication made by a Lender to an Agent only if it is addressed in such manner as the relevant Agent shall specify for this purpose.
37.5	Obligors
(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.
(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.
(c) Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents, and hereby releases the Company, for the purposes of this Subclause 37.5(c), from the restrictions provided for in Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.
(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.
37.6	Use of websites
(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:
(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

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(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.
The Facility Agent must supply each relevant Lender with the address of and password for the website.
(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:
(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.
(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:
(i)	the website cannot be accessed;

(ii)	the password for the website is changed; or

(iii)	any information to be supplied under this Agreement is posted on the website or amended after being posted.
If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
38.	LANGUAGE
(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:
(i)	in English (or, in the case of constitutional documents of and any excerpt from the commercial register (Handelsregister) relating to a member of the Group incorporated under the laws of Germany, in German); or

(ii)	(if requested by the Facility Agent) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
39. BORROWING FOR OWN BENEFIT
Each Borrower hereby confirms that it is the sole economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of any Loan made available to it under this Agreement.
40.	GOVERNING LAW
This Agreement is governed by German law.

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41.	JURISDICTION

41.1	Choice of forum
(a)	The District Court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute in connection with any Finance Document.
(b)	Each Obligor (other than the Company) hereby irrevocably appoints and authorises the Company as its agent for the service of process relating to the commencement of any proceedings or legal action out of or in respect of this Agreement before the District Court (Landgericht) in Frankfurt am Main. The Company hereby accepts such appointment. Nothing herein shall limit the rights of the Facility Agent or the Lenders to bring action and serve process in any other manner permitted by law.
(c)	Each Obligor incorporated or organised under the laws of the United States of America, any state of the United States of America or the District of Columbia (a US Obligor) hereby irrevocably and unconditionally submits for itself and its property in any legal suit, action or proceeding relating to any Finance Document or for recognition and enforcement of any judgment in respect thereof to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America of the Southern District of New York, and appellate courts from any thereof. Each US Obligor consents that any such suit, action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient forum and agrees not to plead the same.
41.2 Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
ORIGINAL LENDERS

	TERM LOAN COMMITMENTS (€)
				REVOLVING CREDIT
Name of original lender(s)	A	B	C	COMMITMENTS (€)
Bear Stearns Corporate Lending Inc.	1,826,086,956.52	1,739,130,434.78	1,513,043,478.26	521,739,130.44
Deutsche Bank Luxembourg S.A.	1,597,826,086.96	1,521,739,130.44	1,323,913,043.48	456,521,739.12
Goldman Sachs Credit Partners L.P.	1,826,086,956.52	1,739,130,434.78	1,513,043,478.26	521,739,130.44

	5,250,000,000	5,000,000,000	4,350,000,000	1,500,000,000

SWINGLINE
COMMITMENTS (€)
Name of swingline lender
Deutsche Bank Luxembourg S.A.	450,000,000

13 March 2006

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
PART 1
TO BE DELIVERED BEFORE THE FIRST REQUEST
A.	Original Obligors

1.	A certified copy of the articles of association (Satzung) of each Original Obligor and BidCo.
2.	A certified copy of an excerpt from the commercial register (Handelsregister) in respect of each Original Obligor, BidCo and Merck OHG, each dated no earlier than 15 days before the date of this Agreement.
3.	A specimen of the signature of each person authorised on behalf of an Original Obligor and BidCo to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Document.
4.	A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
B.	Finance Documents
An original of each of the following documents in the agreed form duly executed and delivered by all parties thereto:
1.	this Agreement;

2.	the Security Trust Agreement;

3.	the Share Pledges (certified copy where notarial form is required) together with each document expressed to be deliverable thereunder and a copy of any notification or acknowledgement required in connection therewith;

4.	the Fee Letters; and

5.	the Syndication Letter.

C.	Financial information

1.	A copy of the Original Financial Statements.

D.	Legal opinions

1.	A certificate by the Company’s general counsel confirming that all corporate and other action necessary to authorise the entry into, performance and delivery of, the Transaction Documents and the transactions contemplated thereby, by the Company and/or BidCo has been taken, including the

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granting of the consent by Merck OHG required pursuant to the articles of association of the Company.
2.	A legal opinion of Allen & Overy LLP, legal advisers in Germany to the Arrangers and the Facility Agent, addressed to the Finance Parties.

E.	Other documents and evidence

1.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

2.	Evidence that the Existing Facility will be prepaid and cancelled in full on or by the first Utilisation Date.

3.	A copy of the Company DPLPA.

4.	A copy of the BidCo Loan Agreement and evidence that all the conditions to the making of loans under that agreement (if any) have been met.

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PART 2
FOR AN ADDITIONAL OBLIGOR
Additional Obligors
1.	An Accession Agreement, duly entered into by the Company and the Additional Obligor.
2.	A certified copy of the constitutional documents including, where applicable, a certified excerpt from the commercial register (Handelsregister), of the Additional Obligor.
3.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Agreement.
4.	A specimen of the signature of each person authorised on behalf of the Additional Obligor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.
5.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

6.	If available, a copy of the latest audited accounts of the Additional Obligor.
7.	Evidence that the agent of the Additional Obligor under the Finance Documents for service of process in Germany has accepted its appointment.
Legal opinions
1.	If the Additional Obligor is incorporated in a jurisdiction other than Germany, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.
2.	A legal opinion of Allen & Overy LLP, legal advisers in Germany to the Facility Agent, addressed to the Finance Parties.
Other documents and evidence
1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.
2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

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SCHEDULE 3
FORM OF REQUESTS
PART 1
FORM OF TERM LOAN/REVOLVING CREDIT LOAN/SWINGLINE LOAN REQUEST
To: [[FACILITY AGENT] as Facility Agent] / [SWINGLINE AGENT] as Swingline Agent]

From: [●]

Date: [●]
MERCK KGaA — €16,100,000,000 Credit Agreement
dated [13 March], 2006 (the Agreement)
1.	We refer to the Agreement. This is a Request.
2.	We wish to borrow a [[A] [B] [C] Term Loan/Revolving Credit Loan/Swingline Loan][1] on the following terms:
(a)	Utilisation Date: [●]

(b)	Amount/currency: [●]

(c)	Term: [●].
3.	Our payment instructions are: [●].

4.	We confirm that:
(a)	each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied;

(b)	the Repeating representations are true and correct in all material respects at the date hereof, and

(c)	[to be inserted in case of a Loan other than a Rollover Loan: no Default] [to be inserted in the case of a Rollover Loan only: no Event of Default] is outstanding or would result from the Loan.
5.	This Request is irrevocable.

[1]	Delete as applicable.

13 March 2006

By:
[●]

13 March 2006

PART 2
FORM OF TERM-OUT REQUEST
To: [FACILITY AGENT] as Facility Agent

From: MERCK KGaA

Date: [●]
1.	We refer to the Agreement. This is a Term-out Request.

2.	We wish to exercise the Term-out Option.

3.	The Term-out Date is [●].

4.	The A Term Loans in respect of which the Term-out Option is exercised are [●].

5.	We confirm that the Repeating Representations are true and correct in all material respects at the date hereof and that no Default is outstanding or would result from the exercise of the Term-out Option.
MERCK KGaA
By:
[●]

13 March 2006

SCHEDULE 4
CALCULATION OF THE MANDATORY COST
1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:
(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.
(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:
for a Loan in Sterling:

for any other Loan:

where on the day of application of the formula:
A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Term;

C	is the percentage (if any) of that Lender’s eligible liabilities which the Bank of England requires it to place as an interest-bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

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E.	is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.
(b)	For the purposes of this paragraph 2:
(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1998 or (as appropriate) by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.
(c)	(i) In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.
(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.
(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.
(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:
(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.
(f)	The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

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117

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.
3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.
4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:
(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).
(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

118	13 March 2006

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	[AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[●]
MERCK KGaA — €16,100,000,000 Credit Agreement
dated [13 March], 2006 (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.
1.	The Existing Lender hereby transfers (Vertragsübernahme) to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [●].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterpart were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate is governed by German law.

119	13 March 2006

THE SCHEDULE
Rights and obligations to be transferred
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [●].

[AGENT]

By:

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120

SCHEDULE 6
EXISTING SECURITY

Member of the Group	Details of security	Maximum principal
creating security		amount secured
Merck Display Technologies Ltd	Encumbrances on land, building and equipment (second line)	TWD182,000,000

33-1 Ching Chien 1. Road	33-1 Ching Chien 1. Road

Kuan Yin Industrial Park	Kuan Yin Industrial Park

328 Taoyuan	328 Taoyuan

TW-Taiwan	TW-Taiwan

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121

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	[AGENT] as Facility Agent

From:	MERCK KGaA

Date:	[●]
MERCK KGaA — €16,100,000,000 Credit Agreement
dated [13 March], 2006 (the Agreement)
1.	We refer to the Agreement. This is a Compliance Certificate.

2.	As at the Loan Adjustment Date, the Company and the members of the Merck Group together owned [ ]% of the Shares.

3.	We confirm that as at [relevant testing date]:
(a)	[Consolidated Total Net Debt/Consolidated Gross Debt] is [●] times Consolidated Equity;

(b)	Consolidated EBITDA was [●]; and [Consolidated Total Net Debt/Consolidated Gross Debt] was [●]; therefore, Consolidated Total Net Debt is [●] x Consolidated EBITDA;
4.	We set out below calculations establishing the figures in paragraph 2 above:

[●].

5.	We confirm that the following companies were Material Subsidiaries at [relevant testing date][2]:

[●].

6.	[We confirm that no Default is outstanding as at [relevant testing date].[3]
MERCK KGaA
By:
[insert applicable certification language]
for
[auditors of the Company]4

[2]	Only include in certificate with annual accounts.

[3]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

[4]	Only include in certificate with annual accounts.

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122

SCHEDULE 8
FORM OF ACCESSION AGREEMENT

To:	[AGENT] as Facility Agent

From:	MERCK KGaA and [Proposed Borrower/Proposed Guarantor][5]

Date:	[●]
MERCK KGaA — €16,100,000,000 Credit Agreement
dated [13 March], 2006 (the Agreement)
We refer to the Agreement. This is an Accession Agreement.
[Name of company] of [address/registered office] agrees to become an Additional Borrower/Guarantor6 and to be bound by the terms of the Agreement as an Additional Borrower/Guarantor.7
[Limitations for non-German Guarantors contemplated Clause 19.13 (Limitations for non-German Guarantors) of the Agreement, if applicable, to be inserted if Accession Agreement is used for the purposes of an accession of a non-German Subsidiary of the Company to the Agreement as Guarantor.]
We confirm that the Repeating Representations are true and correct in all material respects at the date hereof and that no Default is outstanding.
This Accession Agreement is governed by German law.
MERCK KGaA
By:
[PROPOSED BORROWER/GUARANTOR]1
By:
Accepted and agreed:
[FACILITY AGENT]
By:

[5]	Delete as applicable.

[6]	Delete as applicable.

[7]	Delete as applicable.

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123

SCHEDULE 9
FORM OF RESIGNATION REQUEST

To:	[AGENT] as Facility Agent

From:	MERCK KGaA and [relevant Obligor]

Date:	[●]
MERCK KGaA — €16,100,000,000 Credit Agreement
dated [13 March], 2006 (the Agreement)
1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Obligor] be released from its obligations as [a/an][8] [Obligor/Borrower/Guarantor][9] under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

5.	This Resignation Request is governed by German law.

MERCK KGaA	[Relevant Obligor]

By:	By:
The Facility Agent confirms that this resignation takes effect on [●].
[AGENT]
By:

[8]	Delete as applicable.

[9]	Delete as applicable.

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124

SCHEDULE 10
MATERIAL SUBSIDIARIES
1.	Merck Ltd., Tokyo, Japan

2.	Dey Inc., Napa, USA

3.	Merck Lipha Santé S.A.S., Lyon, France

4.	Merck Advanced Technologies Ltd., Pyungtaek-shi, Kyungki-do, South Korea

5.	Alphapharm Pty. Ltd., Sydney, Australia

6.	Merck Génériques S.C.S., Lyon, France

7.	Merck Pharma GmbH, Darmstadt, Germany

8.	EMD Chemicals Inc., Hawthorne, USA

9.	Merck Farma y Quimica S.A., Mollet del Valles, Spain

10.	Generics UK Ltd., Potters Bar, UK

11.	Merck, S.A. de C.V., Estado de Mexico, Mexico

12.	Genpharm Inc., Etobicoke, Canada

13.	Merck HOEI Ltd., Osaka, Japan

14.	Merck S.A., Rio de Janeiro, Brazil

15.	Seven Seas Ltd., Hull, UK

16.	Laboratoire Théramex S.A.M., Monaco, Monaco

17.	Merck Médication Familiale S.A.S., Lyon, France

18.	Merck Santé France S.A.S., Lyon, France

19.	Merck N.V.-S.A., Overijse, Belgium

20.	Merck Ltd., Mumbai, India

21.	Allergopharma J. Ganzer KG, Reinbek, Germany

22.	Merck dura GmbH, Darmstadt, Germany

23.	Merck Ltd., West Drayton, UK

24.	Merck-Finanz AG, Luxembourg, Luxembourg

25.	Merck Generics Group B.V., Amsterdam, Netherlands

26.	EMD Biosciences, Inc., San Diego, USA

27.	Monachem S.A.M., Monaco, Monaco

28.	EMD, Inc., Napa, USA

29.	Merck Santé S.A.S., Lyon, France

30.	Merck Holding GmbH, Darmstadt, Germany

31.	Merck Generics Group B.V., Amsterdam, Netherlands

32.	Merck Generics France Holding S.A.S., Lyon, France

125	13 March 2006

33.	Société de Participation Pharmaceutique S.A.S., Lyon, France

34.	EMD Chemicals US Holdings Inc., Wilmington, USA

35.	Merck Internationale Beteiligungen GmbH, Darmstadt, Germany

36.	Merck AG, Zug, Switzerland

37.	Merck Consumer Health Care Ltd., Hull, UK

38.	Merck Consumer Health Care Holding GmbH, Darmstadt, Germany

39.	Merck S.A., Lyon, France

40.	Chemitra GmbH, Darmstadt, Germany

41.	Merck Sechste Allgemeine Beteiligungsgesellschaft mbH, Darmstadt, Germany

42.	Merck Generics Holding GmbH, Darmstadt, Germany

43.	Export Company mbH, Darmstadt, Germany

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SCHEDULE 11
LEGAL RESERVATIONS
1.	The obligations expressed to be assumed by any Obligor under the Transaction Documents governed by German law are subject to the limitations arising from the laws relating to bankruptcy, receivership, administrations and reorganisation and all other laws including, without limitation, the principles of equitable subordination, affecting the rights of creditors generally.

2.	Under certain conditions, payments under the Transaction Documents governed by German law made to or received from a non-German resident have to be notified by the party making such payment to Deutsche Bundesbank for statistical purposes. Any omission of such notification will trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung), but will neither affect the validity or enforceability of this Agreement nor otherwise cause disadvantageous legal consequences for non-residents making or receiving such payments.

3.	Any provisions of any Transaction Document governed by German law providing that certain certifications or determinations will be conclusive and binding will not necessarily prevent judicial enquiry into the merits of any claims by an aggrieved party and where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

4.	Any provision of the Transaction Documents governed by German law stating that a notice or other expression of an intention or instruction is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

5.	If a German court considers it to be impossible for an obligation under a Transaction Document governed by German law to be performed, such obligation would be held unenforceable. General German law requirements of fair dealing (“Treu und Glauben”) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms or unenforceable.

6.	Any enforcement of the Transaction Documents in Germany will be subject to the Rules of Civil Procedure (Zivilprozessrecht) arising by statute or otherwise by operation of law, each as applied by the courts or other competent authorities in Germany, which, inter alia, without limitation, might require the translation of foreign language documents into the German language, do not provide for disclosure and might apportion the costs between the parties otherwise than as contemplated in any document.

7.	To the extent the Security Agent has entered into Security Documents in the form of a pledge under German law (Pfandrecht) (the German Pledge Agreements) on behalf of any future pledgees as proxy without power of attorney (Vertreter ohne Vertretungsmacht), the validity of any such pledge has not been tested before a German court. However, if a German court upheld the validity of such pledges, the pledges would only come into force and effect upon such future pledgees ratifying the Security Agent’s respective declarations and actions.

8.	A pledge under German law (Pfandrecht) may be validly granted only to the creditor of the claim secured by such pledge. Therefore, some legal commentators take the view that the granting of a pledge in favour of a security agent under a loan agreement as security for claims of such security agent against the obligors under such loan agreement under an abstract acknowledgement of

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indebtedness (as provided for in Clause 2.7 (Parallel debt) of this Agreement) violates the strictly accessory nature (Akzessorietät) of a pledge under German law to the extent such pledge is enforced for the benefit of beneficiaries which are not themselves pledgees under the relevant pledge agreement. Although this structure is frequently seen in the market, it should be noted that there is no specific judicial or statutory authority on the question whether such claim of a security agent may be secured by a pledge or enforced for the benefit of such beneficiaries. Accordingly, it cannot be excluded that a German court may refuse to enforce the German Pledge Agreements to the extent they provide for a pledge in favour of the Security Agent in respect of its claim under Clause 2.7 (Parallel debt) of this Agreement to be enforced for the benefit of beneficiaries which are not pledgees under the German Pledge Agreements.

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SCHEDULE 12
CONFIDENTIALITY AGREEMENT
CONFIDENTIALITY UNDERTAKING
[Letterhead of Bank]
To:
[insert name of potential transferee]
Re: The Agreement
Borrower: MERCK KGaA (the “Company”)
Amount:
Facility Agent:
Dear Sirs
We understand that you are considering acquiring an interest in the €16,100,000,000 term loan and revolving credit facilities agreement for MERCK KGaA dated 13 March 2006 arranged by Bear, Stearns International Limited, Deutsche Bank AG and Goldman Sachs International (as amended or supplemented from time to time) (the Agreement). Prior to our agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
(A)	CONFIDENTIALITY

1.	Confidentiality Undertaking You undertake:
(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph A2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Agreement;

(c)	to use the Confidential Information only for the Permitted Purpose; and

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph A2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

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2.	Permitted Disclosure We agree that you may disclose Confidential Information:
(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.
3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph A2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph A2(b) or (c) above.
5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Agreement (or any Facility thereunder) or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph A2 above (other than sub-paragraph A2(a)) or which, pursuant to paragraph A4 above, are not required to be returned or destroyed).
6. No Representation; Consequences of Breach, etc You acknowledge and agree that:
(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

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7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.
8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.
9.	Nature of Undertakings The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of Merck KGaA and each other member of the Group – in the form of a third party agreement (echter Vertrag zugunsten Dritter) within the meaning of Section 328 of the German Civil Code (Bürgerliches Gesetzbuch).

(B)	MISCELLANEOUS

1.	Third party rights
(a)	Subject to paragraph A6 and paragraph A9 the terms of this letter may be enforced and relied upon only by you and us.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.
2.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the district court (Landgericht) of Frankfurt am Main.
3.	Definitions In this letter (including the acknowledgement set out below):
“Confidential Information” means any information relating to the Company, any Borrower, the Group, and the Agreement including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

the “Facility” means any facility under the Agreement;

“Group” means the Company and each of its affiliated entities as contemplated in section 15 of the German Stock Corporation Act (Aktiengesetz);

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“Participant Group” means you and each of your affiliated entities as contemplated in Section 15 of the German Stock Corporation Act (Aktiengesetz);

“Permitted Purpose” means considering and evaluating whether to participate in any Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully
For and on behalf of
[Bank]

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SIGNATORIES

Company

MERCK KOMMANDITGESELLSCHAFT AUF AKTIEN

By:

BECKER ppa. O. KLINGER

Arrangers

BEAR, STEARNS INTERNATIONAL LIMITED

By:

Y. LEYSEN

DEUTSCHE BANK AG

By:

ARMIN v. FALKENHAYN GAAB

GOLDMAN SACHS INTERNATIONAL

By:
LUKE GILLAM

Original Lenders

BEAR STEARNS CORPORATE LENDING INC.

By:

Y. LEYSEN

DEUTSCHE BANK LUXEMBOURG S.A.

By:
WALGENBACH KÜHN

133	13 March 2006

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

LUKE GILLAM

Swingline Lenders

DEUTSCHE BANK LUXEMBOURG S.A.

By:
WALGENBACH KÜHN

Facility Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:

WALGENBACH KÜHN

Security Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:

WALGENBACH KÜHN

Swingline Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:
WALGENBACH KÜHN

134	13 March 2006